As filed with the Securities and Exchange Commission on September 26, 2001
                                                        Registration No.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
--------------------------------------------------------------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------
                            Worldwide PetroMoly, Inc.
               (Exact name of registrant as specified in charter)

         Colorado                          4832                    84-1125214
      (State or other           (Primary Standard Industrial     (IRS Employer
jurisdiction of incorporation   Classification Code Number)     Identification
     or organization)                                               Number)

                       12600 Deerfield Parkway, Suite 100
                            Alpharetta, Georgia 30004
                                 (678) 762-3295

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                 Robert S. Vail
                             Chief Financial Officer
                       12600 Deerfield Parkway, Suite 100
                            Alpharetta, Georgia 30004
                                 (678) 762-3295

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                             Melissa McMorries, Esq.
                              James W. Maxson, Esq.
                      Paul, Hastings, Janofsky & Walker LLP
                            600 Peachtree Street, NE
                                   Suite 2400
                                Atlanta, GA 30308
                                 (404) 815-2400

                Approximate date of proposed sale to the public:
               From time to time after the effective date of this
                 Registration Statement as per the terms of the
                         Equity Line of Credit Agreement

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



                         CALCULATION OF REGISTRATION FEE

==================================== ====================== ================== ====================== ====================
                                                                Proposed             Proposed
                                                                 Maximum              Maximum
      Title of each Class of             Amount to be        Offering Price          Aggregate             Amount of
    Securities to be Registered           Registered            Per Share         Offering Price       Registration Fee
------------------------------------ ---------------------- ------------------ ---------------------- --------------------

Common Stock,                           200,000,000(1)           $0.10(1)         $20,000,000(2)            $5,000
no par value per share

Common Stock,                               175,000              $0.10(1)         $    17,500               $ 4.38
no par value per share,
underlying warrants(3)
==================================== ====================== ================== ====================== ====================

------------------------------------------------------------------------------------------------------------------------------------




(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the closing bid and asked priced for our common stock $0.10 as reported on the Over the Counter Bulletin Board on September 21, 2001.

(2)This represents the maximum purchase price that Grenville Financial, Ltd. is obligated to pay us under the equity line of credit agreement.

(3) These shares of Common Stock are issuable upon the exercise of warrants issued to Grenville Financial, Ltd. The exercise price will be 110% of the bid price on the trading day immediately preceding the execution of the equity line agreement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                               200,175,000 Shares

                            Worldwide PetroMoly, Inc.

                                  Common Stock

         This prospectus will be used in connection with the resale by Grenville Financial, Ltd., the selling shareholder, of up to 200,000,000 shares of our common stock that may be issued by us to the selling shareholder pursuant to an equity line of credit agreement.

         This prospectus is also registering the resale of 175,000 shares of our common stock issuable upon exercise of warrants issued to Grenville Financial, Ltd.

         The shares may be sold from time to time for the account of Grenville Financial, Ltd. We will receive no proceeds from the sale of the shares by Grenville. We will receive cash upon Grenville's purchase of the shares from us as described below and equal to the amount of the exercise price of the warrants issued to Grenville, if it chooses to exercise its warrants.

         The price at which the common stock will be sold by us to Grenville will be a percentage of the volume weighted average daily price of our common stock price for each trading day in the twenty-day valuation period provided for in the equity line agreement. The percentage of discount at which we sell our stock to Grenville will depend upon the amounts that we draw down under the equity line agreement:

    o for draw downs up to an aggregate of $2,000,000, we will sell our shares to Grenville at a price equal to 92% of our common stock's volume weighted average daily price;

    o for draw downs over $2,000,000 and up to an aggregate of $6,000,000, we will sell our shares to Grenville at a price equal to 93% of our common stock's volume weighted average daily price; and

    o for draw downs over $6,000,000 and up to an aggregate of $20,000,000, we will sell our shares to Grenville at a price equal to 94% of our common stock's volume weighted average daily price.

         When we sell our common stock to Grenville, we will receive the sale price, minus the fees paid to our placement agents, and finder's fee paid to Grenville's placement agent aggregating 7% of the gross proceeds. We are also required to issue warrants for our common stock to our placement agents as set forth in the "Equity Line Agreement" section of this prospectus beginning on page 10.

         Grenville Financial, Ltd. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with their resale of our common stock.

         Our common stock is traded in the over-the-counter market on the NASD "Over the Counter Bulletin Board" under the symbol "MOLY." The closing bid price of our common stock on September 25, 2001 was $.09 per share. There is only a limited market for our common stock and, therefore, Grenville may have difficulty selling our shares.

THE PURCHASE OF THE COMMON STOCK CARRIES WITH IT A HIGH DEGREE OF RISK, SUCH AS LOSS OF THE ENTIRE PURCHASE PRICE. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      Prospectus dated September __, 2001.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY...........................................................1

SELECTED CONSOLIDATED FINANCIAL DATA.........................................3

RISK FACTORS.................................................................5

FORWARD LOOKING STATEMENTS...................................................9

EQUITY LINE AGREEMENT.......................................................10

USE OF PROCEEDS.............................................................12

DETERMINATION OF OFFERING PRICE.............................................12

DILUTION....................................................................12

CAPITALIZATION..............................................................13

SELLING SECURITY HOLDER.....................................................13

PLAN OF DISTRIBUTION........................................................14

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND
 CONTROL PERSONS............................................................15

SECURITY OWNERSHIP OF MANAGEMENT............................................16

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.............................17

EXECUTIVE COMPENSATION......................................................18

DESCRIPTION OF SECURITIES...................................................19

HISTORY.....................................................................20

DESCRIPTION OF BUSINESS.....................................................20

ADDITIONAL TRANSACTIONS.....................................................25

LEGAL PROCEEDINGS...........................................................25

MANAGEMENT'S DISCUSSION AND ANALYSIS........................................26

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................29

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....................30

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
 FOR SECURITIES ACT LIABILITY...............................................30

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
 ON ACCOUNTING AND FINANCIAL DISCLOSURE.....................................31

                               PROSPECTUS SUMMARY

    The following summary may not contain all the information that is important to you. You should carefully review the information appearing elsewhere in this prospectus, in particular the "Risk Factors" section and the Consolidated Financial Statements and Notes thereto. The Summary Consolidated Financial Data is at the end of the prospectus summary.

                                   The Company

         Until the merger between its subsidiary PetroMerger, Inc. and Small Town Radio, Inc., Worldwide PetroMoly, Inc. was engaged in the business of manufacturing, marketing and distributing a line of engine oil additives designed to enhance and maintain engines. Worldwide PetroMoly Inc.'s lubricant business was operated entirely out of its wholly-owned subsidiary, Worldwide PetroMoly Corporation. Worldwide PetroMoly, Inc. was unable to create a sustained commercial market for its lubricant products, and Worldwide PetroMoly Corporation incurred significant and on-going losses. In March 2001, Small Town Radio, Inc. and Worldwide PetroMoly, Inc. entered into a merger agreement which became effective on June 1, 2001. In the merger, Small Town Radio, Inc. merged with PetroMerger, Inc., a wholly-owned subsidiary of Worldwide PetroMoly, Inc. The holders of Small Town Radio, Inc.'s common stock now own approximately 75% of the common stock of Worldwide PetroMoly, Inc. On June 7, 2001 Worldwide PetroMoly, Inc. completed the sale of Worldwide PetroMoly Corporation to Mr. Gilbert Gertner, the former Chairman of the Board of Directors of Worldwide PetroMoly, Inc., as contemplated in the merger agreement. For more information on the sale of Worldwide PetroMoly Corporation, see "Additional Transactions" on
p. 25.

         Small Town Radio, Inc., now a wholly-owned subsidiary of Worldwide PetroMoly, Inc., was incorporated in the State of Georgia on March 13, 2000. From the date of its incorporation, Small Town Radio, Inc.'s founding shareholders have investigated and developed a plan of operation pursuant to which Small Town Radio will acquire and operate radio stations in geographically contiguous, small, non-rated markets, initially located in rural areas of Southeast. Until our regular annual shareholders' meeting, we will retain the name Worldwide PetroMoly, Inc. in our charter, but will conduct our business under the name of our wholly-owned subsidiary, Small Town Radio, Inc.

         Our address is 12600 Deerfield Parkway, Suite 100, Alpharetta, Georgia 30004, and our telephone number is (678) 762-3295.

                                  The Offering

         On September 25, 2001, we entered into a private equity line of credit agreement with Grenville Financial, Ltd. for the issuance and sale, from time to time, of shares of our common stock. This equity line of credit agreement establishes what is sometimes termed an equity line of credit or an equity draw down facility. Under this arrangement, we, at our sole discretion, may make up to 24 draw down requests over a two year period, pursuant to which Grenville Financial, Ltd. is obligated to purchase up to $20,000,000 of our common stock from us at prices that will vary based on the market price of our common stock, but will always be at a percentage below the market price of our common stock. We will receive no proceeds from Grenville Financial, Ltd.'s resales of our common stock under this prospectus.

Shares of common stock offered pursuant       up to 200,000,000
to the equity line agreement by
Grenville Financial, Ltd., the selling
shareholder

Shares of common stock offered upon the       175,000
exercise of warrants by Grenville
Financial, Ltd., the selling shareholder

Offering price                                To be determined at the time
                                              of sale by Grenville Financial,
                                              Ltd.

Common stock outstanding                      160,800,859

Use of proceeds                               We will not receive any
                                              proceeds from the shares
                                              offered by Grenville Financial,
                                              Ltd. However, we will receive
                                              the proceeds from the sale of
                                              shares to Grenville under the
                                              equity line agreement. We
                                              expect to use all of the
                                              proceeds we receive from these
                                              sales pursuant to the equity
                                              line agreement for working
                                              capital and general corporate
                                              purposes. See "Use of Proceeds"
                                              on p. 12.

Dividend policy                               We currently intend to retain
                                              any future earnings to fund the
                                              development and growth of our
                                              business. Therefore, we do not
                                              currently anticipate paying
                                              cash dividends.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and related Notes thereto, and "Management's Discussion and Analysis" beginning on p. 26.

         For financial reporting purposes, the transaction constitutes a reverse acquisition due to the former Small Town Radio stockholders owning approximately 75% of the outstanding stock of the combined entity immediately following the transaction. The purchase method of accounting was utilized to record the transaction resulting in marking the assets and liabilities of Worldwide PetroMoly, Inc., the acquired entity for reporting purposes, to their fair values through an allocation of the purchase price. Any excess of purchase price remaining after the allocation of the purchase price to the assets and liabilities is recorded as goodwill and amortized over a period of time.

         In addition, the purchase method of accounting requires that operations of the acquired entity for reporting purposes (PetroMoly) only be reflected in the statement of operations subsequent to the date of the acquisition. For this reason, the historical statement of operations only reflects Worldwide PetroMoly, Inc. d/b/a Small Town Radio, Inc.'s operations for the short period ended June 30, 2000. The year ended June 30, 2001 reflects the operations of only Worldwide PetroMoly, Inc. d/b/a Small Town Radio, Inc. to the date of acquisition and the consolidated company's operations thereafter.

         The comparability of our operating results has been materially impacted by the change in the reporting entity if the reader looks at previous filings by the registrant for the year ended June 30, 2000. The year ended June 30, 2001, reflects the operations of only Small Town Radio, Inc. to the date of acquisition and the consolidated operations thereafter.

         The statement of operations data for the periods ending June 30, 2001and 2000 have been audited by BKD, LLP, independent auditors, and are included at the end of this prospectus. See "Management's Discussion and Analysis" beginning on p. 26.

Summary Consolidated Financial Data:

 Statement of Operations
                                                                 Period From
                                            Year ended           Inception to
                                            June 30,             June 30,
                                            2001                 2000
                                            -------------------- ---------------



REVENUES:                                    $          -        $         -

EXPENSES:
Operating Expenses
 Organization and start-up                        899,415              49,971

 All other                                         22,140                   -

Interest expense                                    1,269                   -
                                            -------------------- ---------------
Net Loss                                         (922,824)            (49,971)
                                            ==================== ===============

Net loss per share                           $      (0.01)       $          -

Weighted average number of shares             69,844,439           51,733,930

 Balance Sheet
 -------------

Total Assets                                 $     17,263        $          -

Total liabilities                                 974,571              49,971

Deficit accumulated during the
 development stage                               (972,795)            (49,971)

Stockholders' Deficit                            (957,308)            (49,971)



Total liabilities and stockholders' equity   $     17,263        $          -

                                  RISK FACTORS

A purchase of our common stock is subject to a number of risks. You should carefully consider the risk factors described below, together with the other information included in this prospectus and registration statement, before any shares of our common stock are purchased.

Risks relating to Worldwide PetroMoly, Inc. and our business,
--------------------------------------------------------------
operations and acquisition strategy.
------------------------------------

WE ARE A DEVELOPMENT STAGE COMPANY WITH VERY LIMITED OPERATING HISTORY AND HAVE RECENTLY EXPERIENCED A CHANGE OF CONTROL, WHICH MAY MAKE IT DIFFICULT FOR US TO OPERATE SUCCESSFULLY.

         Until the change in control of Worldwide PetroMoly, Inc. in June 2001, as described in this prospectus under the heading " Description of Business," we were, functionally, a holding company for our operating subsidiary, Worldwide PetroMoly Corporation. Subsequent to the change in control, we sold Worldwide PetroMoly Corporation and our sole remaining operating subsidiary is Small Town Radio, Inc. Small Town Radio, Inc. was incorporated on March 13, 2000; however, Small Town Radio, Inc. has had no significant operations to date, and has generated no revenue. As a practical matter, our operating history to date is so limited that it is not a useful basis for predicting our future performance. We cannot assure you that the operations of Small Town Radio, Inc., our only operating subsidiary and our sole business, will be successful.

OUR ACQUISITION STRATEGY MAY FAIL FOR A NUMBER OF REASONS, INCLUDING THE UNAVAILABILITY OF SUITABLE ACQUISITION CANDIDATES OR OUR INABILITY TO OBTAIN ADEQUATE FINANCING.

         We intend to pursue growth through the acquisition of individual radio stations in small, generally non-rated markets. Currently, we only have a tentative agreement for the purchase of four radio stations in Southwest Georgia. This acquisition is contingent upon, among other things, sufficient financing to pay the purchase price, which we currently do not have. We cannot predict whether we will be successful in pursuing acquisition opportunities or what the consequences of these acquisitions will be. We are pursuing other acquisition opportunities; however, other than the four stations noted above, we currently have no commitments to acquire any specific station or material assets. Also, while we have had limited success thus far in identifying appropriate acquisition candidates, we cannot give assurances that we will be able to continue to do so.

         In order to meet our requirements as an appropriate acquisition candidate, a radio station must be in a small, non-rated market. We are focusing on stations that either have positive cash flow, or that we reasonably believe could have positive cash flow in the near term. There are only a limited number of radio stations in the Southeast that meet these requirements, and we may be unable to identify a sufficient number of acquisition candidates that will allow us to build the network contemplated by our business plan.

         Even if we are able to locate a sufficient number of radio stations that meet our requirements, we cannot guarantee that we will have sufficient financing to allow us to acquire the stations. We currently have no revenue, and no viable source of financing other than the equity line. If we are unable to locate financing, or if the equity line agreement does not yield sufficient funds, we may be unable to acquire any radio stations.

         Our acquisition strategy also involves numerous other risks, including negotiating definitive purchase agreements on satisfactory terms from small, and in many cases, family-owned, radio stations, and the retooling of stations from traditional delivery formats to a digital transmission environment.

IN ORDER TO EXECUTE OUR ACQUISITION STRATEGY, AND TO CONVERT OUR STATIONS TO A DIGITAL AUDIO BROADCAST FORMAT, WE WILL NEED SIGNIFICANT AMOUNTS OF CAPITAL, BUT WE CURRENTLY HAVE NO RELIABLE SOURCE OF FINANCING.

         If consummated, the acquisition of the radio stations that we hope to acquire will require substantial capital. We estimate that we will have significant capital requirements for the remainder of 2001, including approximately $3-4 million to acquire a sufficient number of stations to begin to build our network. Additionally, we plan to convert all radio stations that we acquire from a traditional broadcast format to digital audio broadcast, which will require a significant additional capital investment. Currently, we have not been able to secure a reliable source of financing. There is no guarantee that we will be able to obtain the financing required to fund our capital requirements. The amount of our future capital requirements will depend upon many factors, including the volume of future acquisitions as well as regulatory, technological and competitive developments in the radio broadcasting industry, and may differ materially from our current estimates.

BECAUSE OF OUR LIMITED OPERATIONS AND THE FACT THAT WE ARE CURRENTLY GENERATING NO REVENUE, WE ARE UNABLE TO SERVICE OUR DEBT OBLIGATIONS.

         We currently have approximately $120,000 in debt pursuant to promissory notes issued by us. We are presently unable to meet our interest obligations under these notes. We are also trying to secure additional debt financing by borrowing money from a bank, but have not yet succeeded in doing so. Our ability to satisfy our current debt service obligations, and any additional obligations we might incur will depend upon our future financial and operating performance, which, in turn, are subject to prevailing economic conditions and financial, business, competitive, legislative and regulatory factors, many of which are beyond our control. If our cash flow and capital resources continue to be insufficient to fund our debt service obligations, we may be forced to reduce or delay planned acquisitions, expansion and capital expenditures, sell assets, obtain additional equity capital or restructure our debt. We cannot assure you that our operating results, cash flow and capital resources will be sufficient for payment of our debt service and other obligations in the future.

THE BUSINESS OF OPERATING RADIO STATIONS IS SUBJECT TO MANY DIFFERENT VARIABLES OUTSIDE OF OUR CONTROL, ANY OF WHICH COULD HAVE AN ADVERSE IMPACT ON OUR ABILITY TO SUCCESSFULLY OPERATE OUR BUSINESS.

         As an owner and operator of radio stations, our operations are subject to numerous variables outside of our control, many of which could have a material adverse effect upon our financial performance. These variables include economic conditions, both generally and specific to the radio broadcasting industry, shifts in population and other demographics, shifts in audience tastes, the level of competition for advertising dollars with other radio stations, television stations and other entertainment and communications media, fluctuations in operating costs, technological changes and innovations, changes in labor conditions; and changes in laws and governmental regulations and policies and actions of federal regulatory bodies, including the Department of Justice, the Federal Trade Commission and the Federal Communications Commission. Although we believe that if we are able to complete the acquisition of the radio stations contemplated by our business plan, we will be positioned to compete effectively in those respective markets, but we cannot assure you that any individual station will be able to maintain or increase its current audience ratings and advertising revenues, and all of the factors above could potentially adversely impact our operations.

COMPETITION IN THE RADIO BROADCASTING BUSINESS IS INTENSE, AND WE MAY BE UNABLE TO SUCCEED IF OUR COMPETITORS HAVE MORE FUNDING OR BETTER MARKETING.

         Radio broadcasting is a highly competitive business. The radio stations that we intend to acquire if we are able to successfully execute our business plan will compete for audiences and advertising revenues within their respective markets directly with other radio stations, as well as with other media such as newspapers, magazines, cable and broadcast television, outdoor advertising and direct mail. Market share is subject to change, and any adverse change in a particular market could have a material adverse effect on the revenue of stations located in that market. Currently, the radio market in the Southeastern United States, where we plan to make our acquisitions, is not marked by intense competition; however, this is subject to change. If another radio station in one of our markets were to convert its programming format to a format similar to one of our stations, or if a new station were to adopt a format competitive with our stations, or if an existing competitor were to strengthen its operations, our stations could suffer a reduction in our listening audience and/or advertising revenue and could require increased promotional and other expenses. Additionally, our business could be adversely affected if a large player in the radio industry were to decide to adopt an acquisition plan similar to ours. A large competitor could purchase a number of stations in the markets in which we wish to compete and, as a result, drive up the prices that we must pay for stations as well as force us to allocate significantly more of our resources to promotional activities than we have currently planned.

BECAUSE MOST OF OUR REVENUES WILL COME FROM THE SALE OF ADVERTISING TIME ON OUR STATIONS, OUR BUSINESS IS PARTICULARLY SUSCEPTIBLE TO DOWNTURNS IN THE ECONOMY.

         We expect that approximately 98% of our revenue will initially come from the sale of advertising time on our radio stations. Our broadcasting revenue would likely be adversely affected by a national recession. In fact, the slowdown in the U.S. economy over the last twelve months has already caused a decrease in spending by businesses on advertising of over 20%. If this trend continues, and the economy slows further, this decrease in spending on advertising may have an adverse impact on our business and profitability. In addition, because a substantial portion of our revenue will be derived from local advertisers, our ability to generate advertising revenue in specific markets could be adversely affected by local or regional economic downturns. For example, in some of the markets in which we plan to operate there is a single dominant employer (such as a military base, a college, university or large manufacturing plant). If a downturn in the economy results in a dominant employer in one of our markets initiating layoffs, or if the U.S. Congress decides to close a military base in one of our markets, this could result in local businesses in that market reducing their advertising budgets, which, in turn, would impact our broadcast cash flow and profitability. See "Management's Discussion and Analysis".

IF WE LOSE EITHER OF OUR TWO KEY PERSONNEL, WE MAY BE UNABLE TO SUCCESSFULLY EXECUTE OUR BUSINESS PLAN; BECAUSE WE CURRENTLY ONLY HAVE TWO EMPLOYEES, THEY MAY BE UNABLE TO SUCCESSFULLY MANAGE THE BUSINESS.

         Our business is presently managed by two key employees, the Chief Executive Officer, Donald Boyd, and the Chief Financial Officer and Chairman of the Board of Directors, Robert Vail. If we lose either of Messrs. Boyd or Vail, it could have a material adverse effect on our operations, and our ability to execute our business plan might be negatively impacted. We have entered into employment agreements with both of Messrs. Boyd and Vail, which include provisions restricting their ability to use our confidential information should they leave the company. However, Messrs. Boyd and Vail may leave the company if they choose to do so, and we cannot guarantee that they will not choose to do so, or that we would be able to hire similarly qualified executives if either of them should choose to leave. Additionally, the acquisition of radio stations is critical to our success and management will need to devote the majority of its time to negotiating, closing and then operating these acquisitions. This will result in the diversion of management's attention from other business concerns and could affect our ability to manage other aspects of our business. We cannot assure you that our management will be able to manage effectively the resulting business or that such acquisitions will benefit the company.

THERE MAY BE CHANGES IN THE LAWS GOVERNING THE ABILITY OF OWNERS AND OPERATORS OF RADIO STATIONS TO OWN LARGE NUMBERS OF STATIONS IN THE SAME OR CONTIGUOUS MARKETS.

         The Telecommunications Act of 1996 permits consolidated ownership of radio broadcasting stations in the markets in which we plan to operate. The changes in the law regarding ownership of radio stations contained in this act permitted us to create a business plan based on the ownership of several stations in the same and contiguous markets. There has recently been a change in the U.S. presidency, and there are some in Congress who would like to change the law to impose more limited ownership rules. We have no way to predict whether the administration or Congress will take such action, but should this occur, our business plan and operations could be severely impacted, and we may be required to divest ourselves of stations in certain markets.

IT IS OUR POLICY NOT TO PAY DIVIDENDS.

         We have never declared or paid cash dividends on our common stock. We currently intend to retain all of our future earnings, if any, for use in our business and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Risks relating to approval by Federal Communications Commission of transfer of
------------------------------------------------------------------------------
broadcast licenses.
-------------------

THE FEDERAL COMMUNICATIONS COMMISSION MAY NOT APPROVE OF A TRANSFER OF A LICENSE TO US, AND OTHERS MAY OBJECT TO THE TRANSFER OF LICENSES TO US.

         The Federal Communications Commission's rules and regulations prohibit the assignment or transfer of a broadcast license without their prior approval. In determining whether to grant approval, the Federal Communications Commission considers a number of factors pertaining to the licensee (and proposed licensee), including:

    o compliance with the various rules limiting common ownership of media properties in a given market;

    o the "character" of the licensee and those persons holding "attributable" interests in the licensee;

    o compliance with the regulations on alien ownership as well as compliance with other Federal Communications Commission regulations and policies.

         Whenever we purchase a radio station, we must obtain Federal Communications Commission consent to assign or transfer control of the broadcast license associated with that station. The application must be placed on public notice for not less than 30 days, during which time period petitions to deny or other objections to the application may be filed by interested parties, including members of the public. We cannot assure you that we will be able to comply with all Federal Communications Commission rules and regulations required to permit transfer of a license, or that it will approve the assignment or transfer of a broadcast license, even if all requirements are met. Because we plan to purchase stations in small, non-rated markets where the stations may have been operating for many years in the local community with local ownership, individuals or businesses in that community may object to the assignment or transfer of the broadcast license to an entity outside of the community and file a petition or objection with the Federal Communications Commission to block assignment or transfer of a license to us. If such a petition or objection is filed, we cannot assure you that we will be able to successfully overcome the objection.


EVEN IF THE FEDERAL COMMUNICATIONS COMMISSION APPROVES OF THE TRANSFER OF A LICENSE TO US, WE MAY NOT BE ABLE TO SATISFY THE ON-GOING REQUIREMENTS FOR MAINTAINING A LICENSE.

         Once the transfer of a broadcast license is granted, the Federal Communications Commission imposes various rules and regulations on a licensee, compliance with which is required if the business wishes to keep its broadcast license. These requirements include, indecency in broadcasting rules, requirements for public service announcements, not discriminating against certain points of view in granting air time to special interest groups or political parties and complying with foreign ownership rules. While we will try diligently to satisfy all such requirements, we cannot guarantee that we will always be able to do so, and that we will not have a license or licenses revoked.

Risks relating to the equity line agreement
-------------------------------------------

THE EQUITY LINE OF CREDIT AGREEMENT WILL HAVE A DILUTIVE IMPACT ON THE OWNERSHIP OF OUR COMMON STOCK, AND MAY HAVE AN ADVERSE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK.

         The resale of the common stock that we may issue under the equity line agreement would increase the number of our publicly traded shares, which could depress the market price of our common stock. Moreover, as all the shares we may issue under the equity line agreement would be available for immediate resale, the mere prospect of our sales under the equity line agreement could depress the market price of our common stock. Additionally, the shares of our common stock issuable under the equity line agreement will be sold to the purchaser at a discount from the then trading price immediately subsequent to our request. The issuance of shares under the equity line agreement will therefore dilute the equity interest of our existing shareholders and could have an adverse impact on the market price of our common stock. The dilution may cause our shareholders to sell their shares, which would contribute to a downward movement in the price of our common stock.

WE MAY BE UNABLE TO ACCESS ALL OR PART OF OUR EQUITY LINE FACILITY UNDER THE EQUITY LINE AGREEMENT.

         If our stock price and trading volume fall below certain established levels, then we will not be able to draw down all $20,000,000 potentially available under the equity line agreement. The amounts that we are entitled to draw down under the equity line facility is tied to our common stock's trading volume and price. Since the change in control of our company, our trading volume has been very light and the price has traded mostly in the $0.10-0.15 range. If there is not an appropriate increase in the trading volume of our common stock, we will only be able to draw down small amounts under the equity line facility. In addition, even if there is a substantial increase in the trading volume of our common stock, business and economic conditions may not make it feasible for us to make a draw down pursuant to this facility. In addition, if we are unable to keep a registration statement effective for those shares of common stock subject to the equity line agreement, or if our common stock is removed from the Over the Counter Bulletin Board, or if we experience a material adverse change to our business that is not cured within 30 days of written notice, the equity line agreement may terminate, or we may not be able to draw down any funds.

OUR COMMON STOCK MAY BE REMOVED FROM THE OVER THE COUNTER BULLETIN BOARD QUOTATION SYSTEM IF WE DO NOT KEEP OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION CURRENT.

         Our common stock is quoted on the Over the Counter Bulletin Board. In order to continue to be included in the Over the Counter Bulletin Board, we must maintain current filings with the Securities and Exchange Commission. We cannot assure you that we will be able to maintain current filings with the Securities and Exchange Commission, and our failure to maintain current filings may result in our stock being removed from the Over the Counter Bulletin Board quotation system. If our common stock were removed from the Over the Counter Bulletin Board, we would not be able to draw down any additional funds under the equity line facility. Also, if our common stock is removed from listing on the Over the Counter Bulletin Board, it will become more difficult for us to raise funds through the sale of our common stock or securities convertible into our common stock.

                           FORWARD LOOKING STATEMENTS

         Various statements, estimates, predictions and projections stated under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and elsewhere in this prospectus and registration statement, are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements appear in a number of places in this offering prospectus and registration statement and include statements regarding the intent, belief or current expectations of Worldwide PetroMoly, Inc. or our officers with respect to, among other things, the use of proceeds from the equity line agreement, the ability to successfully implement our operating and acquisition strategies, including trends affecting our business, financial condition and results of operations. While these forward-looking statements and the related assumptions are made in good faith and reflect our current judgment regarding the direction of the related business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect our results. Some important factors (but not necessarily all factors) that could affect our revenues, growth strategies, future profitability and operating results, or that otherwise could cause actual results to differ materially from those expressed in or implied by any forward-looking statement, include the following:

    o our ability to successfully implement our acquisition and operating strategies;
    o    our ability to manage rapid expansion;
    o the success or failure of acquisitions and other opportunities that we may pursue;
    o changes in the availability of debt or equity capital and increases in borrowing costs or interest rates;
    o changes in regional and national business and economic conditions, including the rate of inflation;
    o    changing demographics;
    o    changes in the laws and government regulations applicable to us;
    o    increased competition; and
    o the other matters referred to below or elsewhere in this prospectus and registration statement.

         Prospective investors are urged to carefully consider these factors in connection with the forward-looking statements. We do not intend to publicly release any revisions to any forward-looking statements contained in this offering memorandum herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

                              EQUITY LINE AGREEMENT

         We entered into an equity line agreement on September 25, 2001, with the selling shareholder, Grenville Financial, Ltd., a British Virgin Islands corporation, pursuant to which we may issue and sell, from time to time, shares of our common stock to Grenville Financial, Ltd. in return for cash, up to an aggregate of $20,000,000. Pursuant to the requirements of the equity line agreement, we have filed a registration statement, of which this prospectus forms a part, in order to permit Grenville to resell to the public any shares that we sell to it pursuant to the equity line agreement.

         Grenville has committed to provide us up to $20,000,000 over a 24 month period as we request it. We are not required to make any draws under the equity line, and there is no minimum amount that we are required to draw under the line. Once every 30 calendar days, we may request a draw on the equity line facility. The draw request acts as a put notice, pursuant to which Grenville is obligated to purchase a number of our shares equal to the amount of cash we request. For instance, if we request $150,000, Grenville will be obligated to purchase that number of our shares equal in value to $150,000.

         The minimum amount we can request for each draw must be at least $150,000. The maximum amount we can request for each draw is limited to 10% of the volume weighted average daily price of our common stock for the twenty trading days immediately preceding the delivery of a draw request. The maximum amount we can request is also limited if we cannot make a draw down request that, individually or in the aggregate, would cause Grenville Financial, Ltd. to own more than 4.99% of our outstanding common stock at any given time.

         The per share dollar amount that Grenville will pay us for our common stock for each draw request will include:

    o an 8% discount to our common stock's average daily market price for draw requests up to the aggregate of $2,000,000;

    o a 7% discount to our common stock's average daily market price for draw requests, in the aggregate, between $2,000,000 and $6,000,000;

    o a 6% discount to our common stock's average daily market price for draw requests, in the aggregate, between $6,000,000 up to $20,000,000.

         If any of the following events occur during the 20 days following a draw down request, the amount of cash that we receive will be reduced by 1/20:

    o the volume weighted average price of our common stock is less than the minimum floor price that our Board of Directors designates pursuant to the equity line agreement;

    o our common stock is suspended from trading for more than three hours, in the aggregate, or if any trading day is shortened because of a public holiday; or

    o    for each trading day in which there has been:

         o the receipt of any requests for additional information by the SEC during the period of effectiveness of the registration statement for amendments or supplements to the registration statement or related prospectus;

         o the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose;

         o receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the registrable securities;

         o the occurrence of any event that makes any statement made in the registration statement or related prospectus untrue in any material respect or that requires the making of any changes in the registration statement; and

         o our reasonable determination that a post-effective amendment to the registration statement would be appropriate.

         For each draw request that we make to Grenville, we will receive cash equal to the amount of the draw request. We will then be required to pay a placement fee equal to 2% of the gross proceeds of the draw request to Pacific Resources Group, Inc., a placement fee equal to 3% of the gross proceeds of the draw request to Atlas Capital Services, Inc., and a finders fee equal to 2% of the gross proceeds to Libra Finance, S.A. (for a total of 7% of the cash from each draw request paid to these placement agents) for their services in assisting us obtain the equity line.

Necessary Conditions Before Grenville Financial, Ltd. Is Obligated to
---------------------------------------------------------------------
Purchase Our Shares
-------------------

         The following conditions must be satisfied before Grenville is obligated to purchase any of our shares of common stock pursuant to a draw down request:

    o a registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common shares purchased by Grenville;

    o trading in our common shares must not have been suspended by the Securities and Exchange Commission or the Over the Counter Bulletin Board quotation system;

    o we must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the equity line agreement; and

    o no statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the equity line agreement.

Issuance of Warrants

         In connection with the equity line agreement, we issued a warrant to purchase up to 175,000 shares of our common stock to Grenville at the initial closing for its services in facilitating the equity line agreement. The warrant has a term from its date of issuance of three years. The exercise price of the warrant is $.077, which is 110% of the closing bid price of our common stock on the trading day immediately prior to the execution of the equity line agreement. Grenville is under no obligation to exercise this warrant. We are also required to issue warrants to Pacific Resources Group, Inc. and Atlas Capital Services, Inc., our placement agents, equal to 2% and 3%, respectively, of the shares purchased by Grenville pursuant to each draw request. The warrants that we issue to Pacific Resources Group, Inc. and Atlas Capital Services, Inc. will exercisable for a period of five years with an exercise price equal to the per share price paid by Grenville pursuant to each draw request. The warrants issuable to our placement agents are not being registered for resale in this registration statement and prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from Grenville's sale of our shares. However, we will receive the proceeds from any sale of our common stock by us to Grenville under the equity line agreement described in this prospectus.

         We expect to use substantially all the net proceeds that we receive from our sale of shares to Grenville for general corporate purposes, including working capital, for acquisition of our network of radio stations and to design and build a studio facility in Atlanta, Georgia. Initially, the majority of the proceeds will go toward the acquisition of the radio broadcast stations that will comprise our network. Many of the stations that we plan to acquire are "mom and pop" operations located in the Southeastern United States. The amounts we actually expend for working capital and other purposes after we complete our initial acquisitions may vary significantly and will depend on a number of factors including the actual net proceeds received, the amount of our future revenues and other factors described under "Risk Factors." Accordingly, we will retain broad discretion in the allocation of the net proceeds.

                         DETERMINATION OF OFFERING PRICE

         Our common stock offered by this prospectus may be offered for sale by Grenville from time to time in transactions on the Over the Counter Bulletin Board quotation system, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices, which may be changed, at market prices at the time of the sale, at prices related to market prices or at negotiated prices. As such, the offering price is indeterminate as of the date of this prospectus.

                                    DILUTION

         The deficit in tangible net book value of Worldwide PetroMoly, Inc. as of June 30, 2001 was approximately a negative $957,000 or ($.006) per share of Common Stock. The pro forma deficit in tangible book value per share represents our total tangible assets less our total liabilities at June 30, 2001, divided by, 160,800,859, the number of shares of our common stock outstanding at September 17, 2001. After giving effect to the issuance of 200,000,000 shares, the maximum number estimated to be issued, our pro forma tangible net book value as of June 30, 2001 would have been a positive $17,042,692 or $.058 per share. This represents an immediate increase in pro forma net tangible book value per share of approximately $.064 to existing stockholders, and an immediate dilution of about $.092 per share to new investors.


Assumed public offering price per share                             $  0.10

Pro forma net tangible book value per share as of June 30, 2001     $ (0.006)

Increase in net book value per share attributable to new investors  $  0.051

Adjusted pro forma net tangible book value after the offering       $  0.045

Dilution per share to new investors                                 $ (0.055)

The following table summarizes, on a pro forma basis as of June 30, 2001, the number of shares of our common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing shareholders and to be paid by Grenville Financial Ltd., assuming a constant price of $.10 per share.

                                                                                    TOTAL                   AVERAGE
                                      SHARES PURCHASED                        CONSIDERATION PAID             PRICE
                                  NUMBER           PERCENT                AMOUNT           PERCENT          PER SHARE

Existing shareholders (1)       160,800,859        54.67%               $    (957,308)        N/A             $ (0.006)
Grenville Financial Ltd.        133,333,333        45.33%               $  20,000,000       100.00%           $  0.150
                             --------------------------------------------------------------------------
                                294,134,192       100.00%               $  19,042,692       100.00%           $  0.065
                             ==========================================================================

(1) Total consideration for the existing shareholders represents the total stockholders' equity at June 30, 2001.

                                 CAPITALIZATION

         Our actual capitalization is presented in the financial statements located elsewhere in this prospectus. Adjusted capitalization reflects only the issuance of shares through this offering. Pro forma stockholders' equity at June 30, 2001, adjusted to reflect the sale of $20,000,000 of common stock would be approximately $16,363,000, regardless of the number of shares sold. The number of shares to be issued will vary depending upon the average price received for the shares. The number of shares to be issued, assuming various average prices over the 24 months during which the equity line is in place, is presented in the following table:

---------------------------------------------------------------------------------------------------------------
Average price per share         $      0.100   $      0.125     $      0.150    $      0.175    $      0.200
---------------------------------------------------------------------------------------------------------------
Number of shares issued to        200,000,000       160,000,000     133,333,333      14,285,714    100,000,000
raise $20,000,000 gross
---------------------------------------------------------------------------------------------------------------
Shares outstanding at August
24, 2001                          160,800,859       160,800,859     160,800,859     160,800,859    160,800,859
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
Total shares issued and           360,800,859       320,800,859     294,134,192     275,086,573    260,800,859
outstanding
---------------------------------------------------------------------------------------------------------------
Pro Forma stockholders' equity    $16,362,692       $16,362,692     $16,362,692     $16,362,692    $16,362,692
at 6/30/01
---------------------------------------------------------------------------------------------------------------


                             SELLING SECURITY HOLDER

         Grenville Financial, Ltd., the selling shareholder, is engaged in the business of investing in publicly traded equity securities for its own account. Grenville Financial, Ltd.'s principal offices are located at Trident Chambers, Road Town, Tortola, B.V.I. Grenville does not own any of our securities as of the date of this prospectus. Other than its obligation to purchase common shares under the equity line agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Grenville and us other than as contemplated by the equity line agreement.

         Assuming we issued all 200,175,000 shares of our common stock to Grenville Financial, Ltd. on September 25, 2001, that would equal approximately 124% of our current issued and outstanding stock; or, 45% of our issued and outstanding stock on a fully diluted basis, assuming no other issuances were made. However, at no time may Grenville own more than 4.99% of our Common Stock. If Grenville's ownership of our Common Stock reaches 4.99%, we will be unable to make further draw requests on the equity line until it has sold a sufficient number of shares to bring it under the 4.99% ownership threshold.

         Neither Grenville, nor any officer, director or employee of Grenville have held any positions or offices or had material relationships with us or any of our affiliates within the past three years. If, in the future, the relationship of Grenville or any officer, director or employee of Grenville with us changes, we will amend or supplement this prospectus to update this disclosure.

                              PLAN OF DISTRIBUTION

         Grenville Financial, Ltd. is offering shares of our common stock for its account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of our common stock by Grenville. Grenville may be offering for sale up to 200,000,000 shares of our common shares which it may acquire pursuant to the terms of the equity line agreement more fully described under the section of this prospectus entitled "Equity Line Agreement." Grenville Financial, Ltd. may also offer for sale 175,000 shares of our common stock issuable to it upon the exercise of warrants we issued to it in connection with equity line agreement. Grenville is a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common shares and will be acting as an underwriter in its resales of our common stock under this prospectus. Grenville has, prior to any sales, agreed not to effect any offers or sales of the common shares in any manner other than as specified in this prospectus and not to purchase or induce others to purchase common shares in violation of any applicable state and federal securities laws, rules and regulations and the rules and regulations of NASD. We will pay the costs of registering the shares under this prospectus, including legal fees.

         To permit Grenville to resell the common stock issued to it under the equity line agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Grenville that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act of 1933 and the rules and regulations promulgated thereunder, to keep it effective until the earliest of any of the following dates:

    o the date after which all of the shares held by Grenville or its transferees that are covered by the registration statement have been sold by Grenville or its transferees pursuant to such registration statement;

    o the date after which all of the shares held by Grenville or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, without restriction under the Securities Act of 1933; or

    o the date after which all of the shares held by Grenville or its transferees may be sold without any volume or manner limitations pursuant to Rule 144(k) under the Securities Act of 1933.

          Sales may be made on the Over the Counter Bulletin Board, on the over the counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. Grenville Financial, Ltd. will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by Grenville that there are no existing arrangements between it and any other stockholder, broker, dealer, underwriter or agent relating to the distribution of this prospectus.

         Grenville Financial, Ltd. may resell shares of our common stock in one or more of the following manners:

    o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal to facilitate the transaction;

    o    purchases by a broker or dealer for its account under this prospectus;
         or

    o ordinary brokerage transactions and transactions in which the broker solicits purchases.

         Grenville will pay all commissions and its own expenses, if any, associated with the sale of our common stock that it acquires under the equity line agreement, other than the expenses associated with preparing this prospectus and the registration statement, and any amendments thereto, of which it is a part.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The following table sets forth certain information with respect to our executive officers and directors.

Officers and Directors                   Age  Position
----------------------                   ---  --------
Donald Boyd                              34   President
Robert S. Vail                           55   Chairman of Board of Directors,
                                              Chief Financial Officer
William Fleming                          55   Director
Lauren Kahn                              47   Director
John McMullan                            65   Director
William L. Ross                          55   Director
Lance J. Rosmarin                        39   Director
Norton Cooper                            68   Director
----------

         Donald Boyd - Mr. Boyd is our President. Mr. Boyd is a radio station executive with 15 years experience in the radio broadcast industry. From June 1995 to June 1998, Mr. Boyd owned and operated a profitable radio station in Gainesville, Florida. From June 1998 to December 1999, Mr. Boyd was a manager with Dickey Brothers Broadcasting, Inc. Most recently, Mr. Boyd was Regional General Manager for Root Communication, where he had profit and operations responsibility for seven stations in three markets similar to the type targeted by Worldwide PetroMoly, Inc. Mr. Boyd joined the company on July 30, 2001.

         Robert S. Vail - Mr. Vail is our Chief Financial Officer and Chairman of the Board. Mr. Vail has been a member and Chairman of our Board of Directors since June 2001. From November 1999 to January 2001, Mr. Vail was an independent financial consultant, providing consulting services to public companies. From March 1998 to August 1999, Mr. Vail was the Chief Financial Officer of Integrated Spatial Information Solutions, Inc., a provider of consulting services in the geographical information systems industry. From December 1990 to March 1998, Mr. Vail was the Director of Administration of the Houston office of Price Waterhouse.

         William L. Ross, PhD - Dr. Ross has been a member of our Board of Directors since June, 2001. Dr. Ross has been in private practice as a clinical psychologist since 1978. From 1992 to the present, Dr. Ross has practiced in Fernandina Beach, Florida. In addition to his clinical experience, Dr. Ross has experience in providing management training services including executive development, recruitment evaluation and communication skills development

         William Fleming - Mr. Fleming is the principal at William Fleming & Associates, which has provided financial consulting services to radio stations, including emerging companies, for more than 18 years. In particular, Mr. Fleming has focused his work on smaller, emerging companies, radio entrepreneurs, and first time owners. Mr. Fleming is also a co-owner of 4 radio stations in Indiana. Mr. Fleming has been a member of our Board of Directors since June 2001.

         Lauren Kahn - Ms. Kahn is President, founder and owner of Media Staffing Network, which specializes in finding, placing and training candidates for the advertising, broadcast (including radio, cable, direct response, new media and outdoor and print industries). Ms. Kahn founded her business in 1993, then called Rep Temps and renamed Media Staffing Network in 1998. Ms. Kahn has over 25 years of hands-on management experience, including approximately 15 years in the radio industry.

         John McMullan, CPA - Since 1990, Mr. McMullan has been the CEO of Camden Real Estate Company, a family-owned real estate investment company. Mr. McMullan is a CPA in the State of Georgia, and, in addition to serving as CEO of Camden Real Estate Company, Mr. McMullan acts as a consultant to the long-term health care industry.

         Lance J. Rosmarin -- Mr. Rosmarin is a Member of our Board of Directors, and was our former Chief Financial and Accounting Officer, Secretary and President. From 1990 to 1993, Mr. Rosmarin was employed by Gertner, Aron, Ledet and Lewis Investments. Mr. Rosmarin served as Vice President and Secretary and was a Director of Citadel Computer Systems, Inc. (CITN) (1993-1996), as well as serving as an officer and director of several private companies. From 1993 to June 1, 2001, Mr. Rosmarin was Secretary, Treasurer and a Director of Worldwide PetroMoly Corporation, and from July 1996, Mr. Rosmarin was Chief Financial and Accounting Officer of Worldwide PetroMoly, Inc., and was its President from January 1998 to June 1, 2001.

         Norton Cooper -- Mr. Cooper became a Director of the Company in January 1998. Since 1992, Mr. Cooper has been the Chief Executive Officer of Financial Entrepreneurs Incorporated of Las Vegas (FEI), a company engaged in strategic financial planning.

         Directors are elected to serve one year terms and until their earlier resignation or removal.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth, as of September 24, 2001, certain information with respect to beneficial share ownership by each of our executive officers and directors, and by all executive officers and directors as a group. Except as otherwise indicated, the shareholders listed have sole investment and voting power with respect to their shares. The amounts and percentages are based on 160,800,859 shares of common stock outstanding as of September 24, 2001.


                                        Number of Common Shares Percent of
Name  and Address of Beneficial Owner           Beneficially Owned              Class
---------------------------------------------------------------------------------------
Robert S. Vail                                      15,695,520                  9.8%
12600 Deerfield Parkway, Suite 100
Alpharetta, Georgia  30004
---------------------------------------------------------------------------------------
Donald L. Boyd (1)
12600 Deerfield Parkway, Suite 100
Alpharetta, Georgia  30004                           2,000,000                  1.2%
---------------------------------------------------------------------------------------
William Fleming
176 North Beacon St.
Hartford, Connecticut 06105                          3,899,840                  2.4%
---------------------------------------------------------------------------------------
John McMullan
Suite 850, 100 Colony Square
1175 Peachtree St., N.E.
Atlanta, Georgia 30361                               4,399,840                  2.7%
---------------------------------------------------------------------------------------
Lauren Kahn
Suite 825
150 East Huron
Chicago, Illinois 60611                              3,899,840                  2.4%
---------------------------------------------------------------------------------------
William L. Ross, PhD 28 South 10th St.
Fernandina Beach, Florida 32034                      3,899,840                  2.4%
---------------------------------------------------------------------------------------
Norton Cooper
7143 Almaden Lane
Carlsbad, CA 92009                                   3,180,000                  2.0%
---------------------------------------------------------------------------------------
Lance J. Rosmarin
1300 Post Oak Blvd., Suite 1985
Houston, TX 77056                                    3,700,000                  2.3%
---------------------------------------------------------------------------------------
All officers and directors as a group               40,674,880                 25.3%
---------------------------------------------------------------------------------------

(1) includes 2,000,000 shares issuable upon exercise of options.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of September 24, 2001, certain information with respect to beneficial share ownership by all person known to management to own more than 5% of our outstanding common stock. Except as otherwise indicated, the shareholders listed have sole investment and voting power with respect to their shares. The amounts and percentages are based on 160,800,859 shares of common stock outstanding as of September 24, 2001.


                                         Number of Common Shares  Percent
Name and Address of Beneficial Owner            Beneficially Owned              Class
---------------------------------------------------------------------------------------
Gilbert Gertner
1300 Post Oak Blvd., Suite 1985
Houston, TX 77056                                   24,450,000                 15.2%
---------------------------------------------------------------------------------------
Beachside Commons I, Inc.
401 Centre Street, 2nd Floor
Fernandina Beach, Florida  32034                    15,695,520                  9.8%
---------------------------------------------------------------------------------------
Porter Lane Investments, Inc. (1)
5255 Porter Lane
Gainesville, Georgia  30506                         15,109,200                  9.4%
---------------------------------------------------------------------------------------
Irish Investments, LLC
2413 First Avenue., Suite K-3
Fernandina Beach, Florida  32034                    15,695,520                  9.8%
---------------------------------------------------------------------------------------
Bolling Investments, LLC  (2)                       15,662,600                  9.7%
257 Bolling Road, N.E.
Atlanta, Georgia  30305
---------------------------------------------------------------------------------------

(1) Including personal holdings of Gerald Sullivan, sole shareholder of Porter Lane Investments.

(2) Includes personal holdings (563,680 shares) of Wayne Shortridge, principal, and his pro rata share of stock held by other entities in which he has an ownership interest.

                             EXECUTIVE COMPENSATION

         Donald Boyd, our President, has an employment contract with Small Town Radio, Inc. for a term of two years pursuant to which he will receive annual compensation of $175,000 for his services as President. Mr. Boyd's employment contract was effective as of August 1, 2001. Pursuant to the terms of his employment contract, Mr. Boyd received options for 4,000,000 shares of our common stock, 2,000,000 of which are immediately exercisable and 2,000,000 of which will vest on July 30, 2004, but may become exercisable earlier pursuant to a schedule tied to the number of acquisitions that we make. Until we have provided medical insurance to Mr. Boyd, we will reimburse him for up to $600 a month for medical insurance expenses. Mr. Boyd will also receive a monthly automobile allowance in the amount of $600, and a one-time relocation allowance in the gross amount of $10,000.

         Robert S. Vail, Small Town Radio's Chief Financial Officer and Chairman of the Board, earned $15,000 per month for the period January 2001 through June 30, 2001 for consulting services provided to Small Town Radio, Inc., and following the merger, to Worldwide PetroMoly, Inc. Mr. Vail has an employment contract with Small Town Radio, Inc. for a term of two years that was effective as of August 1, 2001, pursuant to which he will receive $120,000 a year in compensation for his services as our Chief Financial Officer. Mr. Vail is entitled to receive reimbursement for reasonable temporary housing expenses for the six month period from August 1, 2001 to January 31, 2002. Mr. Vail will also receive a monthly automobile allowance in the amount of $500, and a one-time relocation allowance in the gross amount of $25,000.

Summary Compensation Table
--------------------------

----------------------------------------------------------------- --------------------------------------------------
                      Annual Compensation                                      Long-Term Compensation
----------------------------------------------------------------- --------------------------------------------------
                                                                            Awards                   Payouts
------------------------- -------- ---------- ------------------- --------------------------- ----------------------
  Name and Principal                                     Other                   Securities               All Other
        Position                                         Annual    Restricted    Underlying                 Comp-
                                                      Compensation   Stock        Options/       LTIP     ensation
                           Year     Salary     Bonus      ($)        Awards         SARs       (Payout)      ($)
                                      ($)       ($)                   ($)           (#)          ($)
------------------------- -------- ---------- -------- ---------- ------------- ------------- ----------- ----------
   Robert S. Vail (1)      2001       --        --      $90,000        --            --           --         --
------------------------- -------- ---------- -------- ---------- ------------- ------------- ----------- ----------
   Gilbert Gertner(2)      2001       --        --        --           --            --           --         --
------------------------- -------- ---------- -------- ---------- ------------- ------------- ----------- ----------

(1) Mr. Vail was paid as a consultant from January 2001 through June 30, 2001. Mr. Vail did not have a written agreement for his services.

(2) Mr. Gertner was the Chief Executive Officer and Chairman of the Board of Worldwide PetroMoly, Inc. prior to its acquisition of Small Town Radio, Inc. Although Mr. Gertner was entitled to $180,000 per year, and a $950 per month automobile allowance, he waived all compensation for the 2001 fiscal year.

Compensation to Directors
-------------------------

         Messrs. Cooper and Rosmarin received 3,000,000 shares of Small Town Radio, Inc. common stock each in return for serving on our Board of Directors. These shares were converted to shares of Worldwide PetroMoly, Inc. in the merger. Messrs. McMullan, Ross and Fleming, and Ms. Kahn each received 3,899,840 shares of Small Town Radio, Inc. common stock for serving on our Board of Directors. Their shares were converted to shares of Worldwide PetroMoly, Inc. in the merger. Mr. Vail receives no additional compensation for serving on our Board of Directors, and no fees are paid to our directors for attendance at Board of Directors' meetings. We have agreed to reimburse our directors for any travel expenses incurred in connection with travel to Board of Directors' meetings. Our officers are appointed by our Board of Directors and serve at its discretion. Our bylaws provide for the indemnification of directors and officers to the fullest extent authorized, permitted or allowed by Colorado law, our state of incorporation.

                            DESCRIPTION OF SECURITIES

Common Stock

       We are authorized to issue a total of 800,000,000 shares of no par value per share common stock. As of September 25, 2001, there were 160,800,859 shares of our common stock outstanding, held by approximately 2100 holders of record. Each holder of common stock is entitled to one vote per share in all matters to be voted on by the shareholders. Our Articles of Incorporation and bylaws do not provide for cumulative voting in elections of directors or any other matters brought before shareholder meetings.

       Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for payment. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Worldwide PetroMoly, Inc., the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

       Our Board of Directors is authorized by our Articles of Incorporation to issue up to 10,000,000 shares of one or more series of no par value preferred stock. No shares of preferred stock have been authorized for issuance by our Board of Directors, and we have no present plans to issue any shares. In the event that the Board of Directors issues shares of serial preferred stock, it may exercise its discretion in establishing the terms of such preferred stock.

       Our Board of Directors may determine the voting rights, if any, of the series of preferred stock being issued, including the right to:

    o vote separately or as a single class with the common stock and/or other series of preferred stock; have more or less voting power per share than that possessed by the common stock or other series of preferred stock; and

    o vote on specific matter presented to the shareholders or on all of such matters or upon the occurrence of any specified event or condition.

         If our company liquidates, dissolves or winds up, the holders of our preferred stock may be entitled to receive preferential cash distributions fixed by our Board of Directors when creating the particular preferred stock series before the holders of our common stock are entitled to receive anything. Preferred stock authorized by our Board of Directors could be redeemable or convertible into shares of any other class or series of our stock.

         The issuance of preferred stock by our Board of Directors could adversely affect the rights of holders of the common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers.

Stock Option Plans

         Prior to the merger, Worldwide Petromoly, Inc. had three stock option plans, the Ogden, McDonald & Company 1996 Stock Option Plan (Worldwide PetroMoly, Inc.'s predecessor), the 1999 Consulting Services Plan and Agreement, and the Year 2000 Employee and Consultant Stock and Stock Option Plan. All options have been granted under all three plans. Under the 1996 plan, there are outstanding options to purchase 393,000 shares of common stock at exercise prices ranging from $.13 per share to $1.00 per share. Under the 2000 plan, there are outstanding options to purchase 240,000 shares of common stock at exercise prices ranging from $.06 per share to $.13 per share. There is also an option for 100,000 shares for an exercise price of $1.00 that was granted outside of any of the three plans above to an employee of Worldwide Petromoly, Inc. All options granted under the 1999 plan have been exercised.

         In August 2001, we adopted our Stock Incentive Plan, under which 20,000,000 shares are available for award to eligible persons. As of September 18, 2001, we have awarded non-qualified options for 4,000,000 shares at $.14 per share (2,000,000 of which are vested) and has issued 1,924,183 shares as compensation to consultants.

                                     HISTORY

         Worldwide PetroMoly, Inc., formerly known as Ogden, McDonald & Company, was incorporated under Colorado law on October 13, 1989. Ogden, McDonald & Company was originally formed for the purpose of seeking out acquisitions of properties, businesses, or merger candidates, without limitation as to the nature of the business operations or geographic location of the acquisition candidate. On July 22, 1996, Ogden, McDonald & Company completed a transaction pursuant to which the shareholders of Worldwide PetroMoly Corporation, a Texas corporation, acquired approximately 90.6% of the shares outstanding in Ogden, McDonald & Company, and Worldwide PetroMoly Corporation became a wholly owned subsidiary of Ogden, McDonald & Company. On October 11, 1996, Ogden, McDonald & Company changed its name to Worldwide PetroMoly, Inc.

         From July 22, 1996, until June 1, 2001, Worldwide PetroMoly, Inc., through Worldwide PetroMoly Corporation, engaged in the business of manufacturing, marketing and distributing a line of molybdenum fortified lubricant products called PetroMoly(TM), an engine oil additive designed to enhance and maintain engines. Worldwide PetroMoly, Inc.'s lubricant business was operated entirely out of Worldwide PetroMoly Corporation. Worldwide PetroMoly, Inc. was unable to create a sustained commercial market for its lubricant products, and Worldwide PetroMoly Corporation incurred significant and on-going losses.

         On June 1, 2001, Worldwide PetroMoly, Inc. consummated a transaction pursuant to which Small Town Radio, Inc., a Georgia corporation, was merged into a subsidiary of Worldwide PetroMoly, Inc., created for the purpose of this merger. Pursuant to this transaction, all of the outstanding shares of Small Town Radio, Inc. were exchanged for shares of Worldwide PetroMoly, Inc.'s common stock. As a result, the former shareholders of Small Town Radio, Inc. now beneficially own an aggregate of 118,467,860 shares approximately 75% of Worldwide PetroMoly, Inc.'s outstanding common stock as of the effective date of the merger. Also, and in connection with the acquisition of Small Town Radio, Inc. by Worldwide PetroMoly, Inc., on June 7, 2001 all of the share capital of Worldwide PetroMoly Corporation was sold to Mr. Gilbert Gertner, the former Chairman of the Board of Worldwide PetroMoly, Inc. See "Additional Transactions" on p. 25. Small Town Radio, Inc. is now the sole remaining subsidiary of Worldwide PetroMoly, Inc. and all of Worldwide PetroMoly, Inc.'s business is conducted through it operating subsidiary, Small Town Radio, Inc. The focus of Worldwide PetroMoly, Inc.'s business is now the acquisition and operation of radio stations, generally located in small, non-rated markets.


                             DESCRIPTION OF BUSINESS

Overview
--------

         Our business strategy is to secure through acquisition a significant number of radio stations in its target markets, generally smaller, less populated areas near, but not in, mid-sized and larger markets. We intend initially to acquire radio stations in rural sections of South Georgia, and then expand into additional, geographically contiguous markets in the Southeast. We believe that a network of stations in contiguous broadcast areas with two or three common programming formats will provide an advertising and listener base of significant size.

         We believe that acquiring radio stations in small, less populated markets represent attractive opportunities, because they are generally characterized by:

    o a small number of stations, few of which have professional sales staff which solicit advertising from the business community;

    o a greater need for radio advertising compared to the national average, especially by those businesses that need to recruit consumer transactions from nearby cities and towns;

    o opportunities for substantial growth in advertising revenues as national and regional retailers expand into smaller, less populated areas;

    o a weaker competitive environment, as compared to major metropolitan areas, comprised of small independent operators, many of whom lack the capital to produce locally-originated programming and/or to employ more sophisticated research, marketing, management and sales techniques; and

    o less direct format competition due to a smaller number of stations in any given market, and relative consistent listener interests such that two or three programming formats may reach a dominant share of the market.

         These market characteristics, coupled with the opportunity to establish contiguous coverage across multiple radio station markets, create the potential for revenue growth and cost efficiencies.

         If we are able to obtain a reliable source of financing, we plan to acquire up to twenty stations meeting our acquisition profile by the end of 2002 and up to forty such stations by the end of 2003, however we can give no assurances that we will be able to complete these acquisitions. We plan to acquire stations which utilize both "frequency modulation" ("FM") and "amplitude modulation" ("AM"). Assuming that we are able to successfully execute our acquisition plan, we will continue to look to acquire additional geographically contiguous stations in small non-rated markets in order to build a group of stations that can be operated as a network, in order to achieve operating efficiencies and marketing leverage derived from a larger advertising customer and listener base. Currently, we only have one tentative agreement to acquire for the purchase of four radio stations in Southwest Georgia. This acquisition is contingent upon, among other things, sufficient financing to pay the purchase price, which we currently do not have.

         Operating Strategy. Our operating strategy is to maximize the geographical coverage of our network of radio stations, thereby increasing the number of available listeners and advertisers and, we believes consequently, broadcast revenue and cash flow. To achieve these goals, we intend to:

    o secure and maintain a leadership position by owning a network of stations with contiguous broadcast coverage to increase the overall size of the markets served;

    o coordinate programming, promotional and sales strategies among each group of local stations to enhance revenue opportunities and maximize cost efficiencies within each market;

    o implement a regional sales staff and marketing initiatives to maximize its share of local advertising revenue in each market, as well as across the broadcast network;

    o combine market research with an assessment of its competitors' vulnerabilities in order to identify significant and sustainable target audiences;

    o achieve a significant penetration of the listener market with the use of two or three programming formats within the network; and

    o centralize operating activities across the region, with programming that appeals to the collective market, while customizing local programming.

         Ownership of Geographically Contiguous Stations. We will attempt to secure and maintain a leadership position in the markets we serve by creating geographical signal coverage, not only in those markets in which we will own stations, but also in adjacent markets. By coordinating programming, promotional and sales strategies within each local station at the regional level, we will attempt to capture a wide demographic range of listeners, thus providing a broader appeal to advertisers.

         We will provide a mix of local inventory of available advertising time and spots on our network of stations. By offering both local advertising and access to adjacent markets through our network of stations, we believe that we will strengthen relationships with advertisers, and maximize the value of its advertising inventory.

         We also intend to develop regional programming and sales resources for our radio station network to enhance the growth potential of under-performing stations. Through consolidation into a common studio broadcasting facility, we believe that we can reduce the risks associated with the implementation of station performance improvements, such as new format launches and technical upgrades. We believe that this strategy will permit combined programming with regional appeal, while maintaining a level of localized input. We intend to achieve cost savings within a market by consolidating facilities, sales and administrative personnel, management and operating resources, such as on-air talent, programming and music research, and reducing other redundant expenses.

         Sales and Marketing Initiatives. We intend to maximize our share of local advertising revenue in each of our markets through sales and marketing initiatives. Because many of the radio stations that we may acquire have no dedicated or trained sales staff, we believe that we can derive significant benefits from creating or expanding the sales forces of acquired stations. We intend to maximize our revenue by utilizing sophisticated inventory management techniques to provide sales personnel with frequent price adjustments based on regional and local market conditions. We expect to strengthen relationships with some advertisers by offering on-site events staged at, and broadcast from, the advertiser's business location.

         Targeted Programming and Promotion. To maintain or improve our position in each market, we will combine market research with an assessment of competitors' vulnerabilities in order to identify significant and sustainable target audiences. We will then tailor the programming, marketing and promotion of each radio station to maximize its appeal to the targeted audience. We will attempt to build strong markets by:

    o creating distinct, highly visible profiles with regional appeal for its on-air personalities, particularly those broadcasting during morning drive time, which traditionally airs between 6:00 a.m. and 10:00 a.m.;

    o utilizing multiple formats, which can reach a dominant portion of the population in these smaller markets;

    o formulating recognition for our network, in addition to the individual stations, to promote listenership and advertising leverage across the entire geographical area; and

    o    actively participating in community events and charities.

         Combination of Centralized Operations and Local Presence. We believe that radio requires a local presence, both in its programming and by being active in the community. Accordingly, although much of our operations will be centralized, we will maintain a "Community Coordinator" within each market. Further, the sales staff will actively participate in the community and maintain valuable relationships within the area. From a broadcast standpoint, we intend to incorporate local news and information into our regional programming format, so that programming content will both appeal to the population within the entire region as well as provide localized content that is supportive of the station community.

Source of Revenues
------------------

         We expect that virtually all of our broadcast revenue will be generated from the sale of local and regional advertising for broadcast on our radio stations. We expect to receive additional revenue from the sale of national advertising, network compensation payments and other miscellaneous transactions. The major categories of advertisers include telephone companies, restaurants, fast food chains, automotive companies and grocery stores.

         We will use a centralized regional sales staff structure. Individual salespersons will be assigned to a listening area instead of a specific station. The sales staff will solicit advertising either directly from the local advertiser or indirectly through advertising agencies. We expect that most sales will be generated through direct solicitation of the local advertisers. We believe that we can better understand the advertiser's business needs and more effectively design advertising campaigns to sell the advertiser's products through these direct relationships. Where desired, we will produce commercials for the advertisers in our centralized studios to be located in the Atlanta area. We intend to make national sales through a firm specializing in radio advertising sales on the national level in exchange for a commission based on gross revenue. Regional sales, which we define as sales to advertisers located in regions surrounding our markets but not necessarily physically located within a market, will be handled by our regional sales staff.

         Depending on the programming format of a particular station, we will estimate the optimum number of advertising spots available. The number of advertisements that can be broadcast without jeopardizing listening levels is limited in part by the format of a particular station. We will strive to maximize station revenue by managing advertising inventory, and will adjust pricing based on local market conditions and the ability to provide advertisers with an effective means of reaching a targeted demographic group. Each station will have a general target level of on-air inventory. This target level may be different at different times of the day, but tends to remain stable over time. Selling activity is based on demand for the radio stations' on-air inventory and, in general, we intend to respond to this demand by varying prices rather than the target inventory level for a particular station.

Competition
-----------

         The radio broadcasting industry is highly competitive. The success of each station depends largely upon audience ratings and its share of the overall advertising revenue within its market. Stations compete for listeners and advertising revenue directly with other radio stations within their respective markets. Radio stations compete for listeners primarily on the basis of program content that appeals to a particular demographic group. Building a strong listener base consisting of a specific demographic group in a market enables an operator to attract advertisers seeking to reach those listeners. Companies that operate radio stations must be alert to the possibility of another station changing format to compete directly for listeners and advertisers. A station's decision to convert to a format similar to that of another radio station in the same geographic area may result in lower ratings and advertising revenue, increased promotion and other expenses and, consequently, lower broadcast cash flow.

         Factors that are material to a radio station's competitive position include management experience, the station's local audience rank in its market, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations in the market area. Recent changes in Federal Communications Commission policies and rules permit increased ownership and operation of multiple local radio stations. We believe that radio stations that elect to take advantage of joint arrangements such as local marketing agreements or joint sales agreements may in certain circumstances have lower operating costs and may be able to offer advertisers more attractive rates and services.

         Although the radio broadcasting industry is highly competitive, some barriers to entry exist. The operation of a radio broadcast station requires a license from the Federal Communications Commission, and the number of radio stations that can operate in a given market is limited by the availability of FM and AM radio frequencies allotted by the Federal Communications Commission to communities in that market, as well as by its multiple ownership rules regulating the number of stations that may be owned and controlled by a single entity. The Federal Communications Commission's multiple ownership rules have changed significantly as a result of the Telecommunications Act of 1996.

         Stations compete for advertising revenue with other media, including newspapers, broadcast television, cable television, magazines, direct mail, coupons and outdoor advertising. In addition, the radio broadcasting industry is subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, by satellite and by digital audio broadcasting. Digital audio broadcasting may deliver by satellite to nationwide and regional audiences, multi-channel, multi-format, digital radio services with sound quality equivalent to compact discs. The delivery of information through the Internet also could create a new form of competition.

Properties and Facilities
-------------------------

         The types of properties required to support radio stations include offices, studios, transmitter sites and antenna sites. The transmitter and antenna sites are generally located to provide maximum market coverage. Most of our station acquisitions will include substantial land at the transmitter site, as well as facilities that have historically been used for local studio space and offices. While we expect to maintain a small office in each market for Community Coordinators and sales staff, these are expected to be modest facilities that can be maintained at nominal expense. Accordingly, we will likely sell, or lease the studio space that we acquire. With regard to the transmitter facilities, which are generally located at the tower location for each station, we intend to install the minimum studio equipment necessary to perform local broadcasting, on an emergency basis. This will give us significant flexibility while gaining operational cost advantages of consolidating studio operations at a centralized studio facility to be located in the Atlanta metropolitan area. We will own or lease substantially all of our operating equipment, consisting principally of transmitting antennae, transmitters, studio equipment and general office equipment.


         We currently lease approximately 500 feet of office space located at 12600 Deerfield Parkway, Suite 100, Alpharetta, Georgia 30004, which is our principal executive office. Additionally we plan to obtain or build studio space in the Atlanta, Georgia metropolitan area.


Federal Regulation of Radio Broadcasting
----------------------------------------

         The ownership, operation and sale of broadcast stations are subject to the jurisdiction of the FCC, which acts under authority derived from the Communications Act of 1934, as amended, and the Telecommunications Act 1996, which made changes in several broadcast laws. Among other things, the Federal Communications Commission.

    o    assigns frequency bands for broadcasting;

    o determines whether to approve changes in ownership or control of station licenses;

    o    regulates equipment used by stations;

    o adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations; and

    o has the power to impose penalties for violations of its rules under the Communications Act.

         The following is a brief summary of certain provisions of the Communications Act and of specific Federal Communications Commissions regulations and policies. Failure to observe these or other rules and policies can result in the imposition of various sanctions, including fines, the grant of abbreviated license renewal terms or, for particularly egregious violations, the denial of a license renewal application, the revocation of a license or the denial of Federal Communications Commission consent to acquire additional broadcast properties.

         License Grant and Renewal. Radio stations operate under renewable broadcasting licenses that are ordinarily granted by the Federal Communications Commission for maximum terms of eight years. Licenses are renewed through an application to the Federal Communications Commission. Petitions to deny license renewals can be filed by interested parties, including members of the public. These petitions may raise various issues before the Federal Communications Commission. The Federal Communications Commission is required to hold hearings on renewal applications if it is unable to determine that renewal of a license would serve the public interest, convenience and necessity, or if a petition to deny raises a substantial and material question of fact as to whether the grant of the renewal application would be inconsistent with the public interest, convenience and necessity. If, as a result of an evidentiary hearing, the Federal Communications Commission determines that the licensee has failed to meet certain requirements and that no mitigating factors justify the imposition of a lesser sanction, then it may deny a license renewal application.

         We are not currently aware of any facts that would prevent the timely renewal of the licenses to operate the broadcast stations that we intend to acquire, although we cannot assure you that all of these licenses will be renewed. We are not currently aware of any facts that would prevent the timely transfer to us of the licenses held by the current owners of the radio stations that we intend to purchase.

         Multiple Ownership Rules. The Communications Act and Federal Communications Commission rules impose specific limits on the number of commercial radio stations an entity can own, or in which it can hold an attributable interest, in a single local market. These rules preclude us from acquiring certain stations that we might otherwise seek to acquire. The rules also effectively prevent us from selling stations in a market to a buyer that has reached its ownership limit in the market. The local radio ownership rules are as follows:

o In markets with 45 or more commercial radio stations, ownership is limited to eight commercial stations, no more than five of which can be either AM or FM;

o In markets with 30 to 44 commercial radio stations, ownership is limited to seven commercial stations, no more than four of which can be either AM or FM;

o In markets with 15 to 29 commercial radio stations, ownership is limited to six commercial stations, no more than four of which can be either AM or FM; and

o In markets with 14 or fewer commercial radio stations, ownership is limited to five commercial stations or no more than 50.0% of the market's total, whichever is lower, and no more than three of which can be either AM or FM.

In addition, Federal Communications Commission rules restrict an entity's ability to own, or hold on attributable interest in, radio stations and television stations or newspapers in a single local market. An officer or director of, or the holder of 5% or more of the voting stock in, a broadcast license, generally is included among those deemed to hold an attributable interest in that license.

         Programming and Operation. The Communications Act requires broadcasters to serve the public interest. Since 1981, the Federal Communications Commission gradually has relaxed or eliminated many of the more formalized procedures it developed to promote the broadcast of types of programming responsive to the needs of a station's community of license. However, licensees continue to be required to present programming that is responsive to community problems, needs and interests and to maintain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming will be considered when it evaluates the licensee's renewal application, but such complaints may be filed and considered at any time.

         Stations also must pay regulatory and application fees and follow various Federal Communications Commission rules that regulate, among other things, political advertising, and the broadcast of obscene or indecent programming, sponsorship identification and technical operations, including limits on radio frequency radiation.

         Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary fines, the grant of short (less than the maximum) renewal terms or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

         In 1985, the Federal Communications Commission adopted rules regarding human exposures to levels of radio frequency radiation. These rules require applicants for new broadcast stations, renewals of broadcast licenses or modifications of existing licenses to inform the Federal Communications Commission at the time of filing such applications whether a new or existing broadcast facility would expose people to radio frequency radiation in excess of its guidelines. In August 1996, the Federal Communications Commission adopted more restrictive radiation limits. These limits became effective on September 1, 1997 and govern applications filed after that date.


                             ADDITIONAL TRANSACTIONS

         Worldwide PetroMoly, Inc. entered into an agreement with Gilbert Gertner, the former Chairman of the Board of Worldwide PetroMoly, Inc., for the assumption by him of the assets and liabilities of Worldwide PetroMoly Corporation and the purchase of all of Worldwide PetroMoly Corporation's issued and outstanding shares held by Worldwide PetroMoly, Inc.

         Worldwide PetroMoly, Inc. determined that Worldwide PetroMoly Corporation's negative net worth, limited assets, ongoing losses and lack of reasonable prospects to improve its business, the assumption by Mr. Gertner of Worldwide PetroMoly Corporation's assets and liabilities, and the potential to receive profit (as discussed below), should there be any, from Mr. Gertner's continuing operations of Worldwide PetroMoly Corporation as a separate business entity, rendered the consideration for the purchase agreement appropriate for this arms-length negotiated transaction. In addition, and in consideration of the cancellation of approximately $1.5 million in indebtedness owed by Worldwide PetroMoly, Inc. to Mr. Gertner, we issued 13 million shares of our common stock to Mr. Gertner. The shares issued to Gertner are "restricted securities" (as defined in Rule 144 promulgated under the Act) and accordingly may not be sold or transferred by the holder thereof unless registered under the Act or transferred pursuant to an exemption therefrom. On June 7, 2001, as contemplated by the terms and conditions of the purchase agreement, we completed the sale of our automotive lubricant business conducted by Worldwide PetroMoly Corporation to Mr. Gertner.

         Pursuant to the terms of the purchase agreement, Mr. Gertner has agreed to pay us a percentage ranging from 5% to 10% of any profits generated by the sale of Worldwide PetroMoly Corporation's assets, in the event of a sale, or a percentage of the net profits, ranging from 5% to 10%, from its continuing business operations, should there be any, for a period of eighteen months following the closing of the merger between Petromerger, Inc. and Small Town Radio, Inc.


                                LEGAL PROCEEDINGS

         We are not currently involved in any legal proceeding associated with the conduct of our business.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following discussion should be read in conjunction with our Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this prospectus.

Going Concern
-------------

         In connection with their audit report on our consolidated financial statements as of June 30, 2001, BKD, LLP, our independent certified public accountants, expressed substantial doubt about our ability to continue as a going concern because such continuance is dependent upon our ability to raise capital.

         We have explored, and continue to explore all avenues possible to raise the funds required. We have no revenue producing activity and do not anticipate having any until we can purchase operating radio stations. We cannot close a transaction to acquire a radio station until we have raised sufficient capital to pay the purchase price. We also need capital to fund overhead and administrative costs as well as transaction expenses. At June 30, 2001, accounts payable to vendors totaled $576,000, with $493,000 owed to suppliers and vendors who are working with us and an additional $80,000 was settled in July 2001 in exchange for shares of restricted stock. Effective August 1, 2001, we began incurring payroll and related costs of approximately $30,000 per month. A loan from a director for $50,000 was obtained on August 3, 2001 to help fund operations in the short term. We estimate that the minimum level of funding that we will require to meet our operating requirements through December 31, 2001 is approximately $300,000.

         Ultimately, we must achieve profitable operations if we are to be a viable entity. We intend to purchase existing operations that are currently operating at breakeven or are individually profitable. Although we believe that there is a reasonable basis to believe that we will successfully raise the needed funds, we cannot assure you that we will be able to raise sufficient capital to sustain operations before we can purchase radio stations or that we will be able to achieve, or maintain, a level of profitability sufficient to meet the operating expenses of the corporate office.

Cash Flow
---------

         We have a working capital deficit of $969,000 at June 30, 2001 compared to a deficit of $50,000 at June 30, 2000. This increase in working capital deficit resulted from the loss for the year.


         For the fiscal year ended June 30, 2001, operations used $71,000 of cash and investing activity used $2,000. Financing activities generated $76,000 during the period and consisted solely of stockholder contributions, $9,000, and stockholder loans, $67,500. We expect to continue to have operating cash flow deficiencies for the near term, and for the remainder of the 2002 fiscal year.

Capital Resources
-----------------

         We currently have limited sources of capital, including the public and private placement of equity securities and the possibility of debt. With virtually no assets, the availability of funds from traditional sources of debt will be limited, and will almost certainly involve pledges of assets or guarantees by officers, directors and stockholders. Stockholders and directors have advanced funds to us in the past, but we cannot assure you that they will be a source of funds in the future.

         As of June 30, 2001, we had minimal cash. We estimate that, based upon our current business plan for acquisitions, operations and capital expenditures, we will require up to $13,900,000 over the next two years. After the first year, the cash generated from operations should be such that we will not need additional funds except to pay for the acquisition of stations, which could be postponed. The estimated funding required for the first year of our business plan is $7,700,000. We believe that the funding generated by the equity line, plus debt financing available to fund radio station acquisitions, will be sufficient to fund cash requirements for the next year of operations.

Operations Outlook
------------------

         We are a development stage radio broadcasting company focused on acquiring, developing and operating groups of radio stations in small, generally non-rated markets, including areas not included in metropolitan markets. Our current activities are generally focused in the portion of the Southeast termed the "Sunbelt". The geographic area of interest is generally defined as eastern Mississippi to South Carolina, north of I-10 and south of I-20; however, we may acquire a station or stations outside this area if we are presented an attractive opportunity that does not dilute our ability to manage our overall network of stations. Our long-term goal is to build a geographically contiguous group of stations that can be operated as a network. We believe that we can achieve operating efficiencies and marketing leverage that come through the existence of a larger advertising customer and listener base.

         We have had discussions with companies and/or individuals that operate radio stations in Southern Georgia, Northern Florida and Southeastern South Carolina about purchasing these stations. We have executed letters of intent to acquire two stations, and asset purchase agreements for four stations in Southwest Georgia. The terms for the acquisition of four stations in Southwest Georgia, to be purchased from one seller, Merchant Broadcast Systems of Southwest Georgia, include WBBK-FM & AM, licensed to Blakely, Georgia, and WGMK-FM and WSEM-AM, licensed to Donalsonville, Georgia. The purchase agreement is subject to satisfactory due diligence, approval by our Board, and approval by the Federal Communications Commission.

         The purchase price for radio stations varies significantly depending upon the market served. In the very small, non-rated markets, the prices average about $350,000 per station, (AM's typically less, FM's typically higher). In a few instances, we have had discussions with stations in larger markets, some of which are rated markets. The stations in the larger markets that we have looked at typically have significantly higher purchase prices, but usually report much higher revenue and cash flow.

         Our principal source of revenue will be the sale of broadcasting time for advertising. As a result, our revenue will be determined primarily by the advertising rates our radio stations charge. Correspondingly, the rates will be based upon the individual station's ability to attract audiences in the demographic groups targeted by its advertisers. The traditional means of measuring this ability to attract audiences is the periodic Arbitron Radio Market Reports. As our targeted stations are in non-rated markets, this measure will generally not be available. We will have to rely on the ability of our sales staff to convince potential customers of the effectiveness of radio as an advertising medium and to creatively demonstrate the share of the market that advertising on our stations will reach.

         The number of advertisements that can be broadcast without jeopardizing listening levels (market share) are limited in part by the format of a particular station. Each of our stations will have a general pre-determined level of on-air inventory that it makes available for advertising. Available inventory may vary at different times of the day but tends to remain stable over time. Much of our selling activity will be based on demand for the stations' on-air inventory and, in general, we will respond to this demand by varying prices rather than by changing the available inventory.

         In the broadcasting industry, radio stations often utilize trade, or barter, agreements to exchange advertising time for goods or services, such as other media advertising, travel or lodging, in lieu of cash. In order to preserve the majority of on-air inventory for cash advertising, we intend to enter into trade agreements only if the goods or services bartered to us will be used in our business. We expect to minimize our use of trade agreements and anticipate that no more than 10% of our broadcast revenues will be paid for in trade. In addition, we generally do not expect to preempt advertising spots paid in cash with advertising spots paid in trade.

         Revenue in the radio broadcasting industry is typically seasonal, with the first calendar quarter producing the lowest revenue of the year and the fourth calendar quarter producing the highest revenue for the year. We expect that our revenue stream for any particular station will reflect similar seasonal variations. Our operating results in any period may be affected by marketing and promotion expenses that do not necessarily produce commensurate revenues until the resultant commercials are broadcast in future periods.

         The primary operating expenses incurred in the ownership and operation of radio stations include employee salaries and commissions, programming expenses and marketing and promotional expenses. We will strive to control these expenses with centralized studios and administrative functions and the use of regional marketing teams. We also will incur significant depreciation and amortization expense as a result of our acquisitions of stations.

         If our results become comparable to our typical target radio stations, we will derive approximately 83% of net broadcast revenues from local and regional advertising in the markets in which we operate, and the remainder will result principally from the sale of national advertising. Local and regional advertising will be sold primarily by the sales staff deployed throughout the geographic area covered by our signal. To generate national advertising sales, we will engage national advertising representative firms. We believe that the volume of national advertising revenue tends to adjust to shifts in a station's audience share position more rapidly than does the volume of local and regional advertising revenue. Therefore, we will focus on sales of local and regional advertising.

         Our financial results are dependent on a number of factors, including the general strength of the local and national economies, population growth, the ability to provide popular programming, local market and regional competition, relative efficiency of radio broadcasting compared to other advertising media, signal strength and government regulation and policies. From time to time the markets in which we plan to operate will experience weak economic conditions that may negatively affect our revenue. We believe, however, that this impact will be somewhat mitigated by our diverse geographical presence.

         The performance of a radio station group such as ours is customarily measured by its ability to generate broadcast cash flow. Although broadcast cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles, we believe that broadcast cash flow is accepted by the broadcasting industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of broadcasting companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with generally accepted accounting principles.

Results of Operations for the Year ended June 30, 2001 and for the Period from
------------------------------------------------------------------------------
Inception to June 30, 2000.
---------------------------

         The acquisition of Small Town Radio, Inc. by Worldwide Petromoly, Inc constituted a reverse acquisition for financial reporting purposes. The purchase method of accounting, used to record the transaction, requires that operations of the acquired entity may only be reflected in the statement of operations subsequent to the date of the acquisition. As a result of this, the historical statement of operations for Worldwide Petromoly, Inc. d/b/a Small Town Radio, Inc. only reflects Small Town Radio Inc.'s operations for the year ended June 30, 2001. We are, and continue to be, a development stage enterprise focused on entering the broadcasting industry by acquiring operating radio stations. During the entire year ended June 30, 2001, we focused our efforts on researching the industry, identifying stations within a selected geographical market that might be available for purchase, and trying to secure financing for the operation.

         The operating loss for the year ended June 30, 2001 was $922,000, an increase of $872,000 over the period from inception (April 2000) to June 30, 2000. There were no revenues during the year. Organizational and start-up expenses of $899,000 (consisting principally of legal fees of $524,000 and consulting fees of $372,000) made up most of the loss for the year. Interest expense of $1,000 brought the total loss for the year to $923,000.

         The operating loss and net loss for the period from inception to June 30, 2000 was $50,000 and consisted solely of organizational and start-up expenses. There was no revenue during the period and no interest expense.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Agreement with Porter Lane Investments, Inc. - At the time of its founding, Small Town Radio, Inc. entered into a consulting agreement with Porter Lane Investments, Inc., under which Porter Lane Investments, Inc. was to provide certain consulting services to Small Town Radio, Inc. The agreement called for monthly payments of $16,000, additional payments to be made upon completion of acquisitions and financing arrangements, and had a term of five years. The agreement was amended on July 16, 2001 to delete the provision for additional payments and to provide for a termination date of May 31, 2002. Subsequently, Porter Lane Investments, Inc. and Small Town Radio, Inc. agreed to terminate the agreement effective July 31, 2001, with one additional month's payment of $16,000.

         From March 2000 through June 30, 2001, Small Town Radio had incurred expenses of $280,000 under this agreement. There had been no payments made under the agreement. In August, 2001 as part of the termination of our agreement with Porter Lane Investments Inc., it agreed to satisfy $240,000 of the $280,000 then owed to it by having us issue shares of our common stock directly to individual consultants who had performed consulting services for us through Porter Lane Investments Inc.

         Fees payable to Robert S. Vail - Robert S. Vail, the Chief Financial Officer and a director, has been involved since the inception of Small Town Radio, Inc. His services to Small Town Radio, Inc., through July 31, 2001 were on a consulting basis, and all compensation was accrued, and not paid. For the period from inception through July 31, 2001, an aggregate of $105,000 remains unpaid.

         Note payable to Bolling Investments, LLC - Bolling Investments, LLC, one of Small Town Radio's founding shareholders, and Wayne Shortridge, the sole principal of Bolling Investments, LLC, has made four separate loans to Small Town Radio, Inc., totaling $67,500. The loans are evidenced by four demand notes that bear interest at 12% per annum.

         Note payable to John McMullan - John McMullan, a director, provided a loan to us for $50,000. This loan is evidenced by a ninety (90) day demand note that bears interest in the amount of 8% per annum. Mr. McMullan was also issued 500,000 shares of restricted stock (valued at $30,000 at September 19, 2001) in connection with this loan.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our shares of common stock are traded on Nasdaq's Over the Counter Bulletin Board under the symbol "MOLY."

         Our range of high and low sales prices per share as quoted (without retail markup or markdown and without commissions) on the Over the Counter Bulletin Board for each quarter within the last two fiscal years is provided below. The figures shown below reflect inter-dealer prices, without retail markup, markdown or commission, and may not necessarily represent actual transactions:

          -------------------- -------------------- ----------------------
                QUARTER            HIGH PRICE             LOW PRICE
          -------------------- -------------------- ----------------------
               7/1/01(1)             0.1900                0.0600
          -------------------- -------------------- ----------------------
                6/30/01              0.2700                0.0625
          -------------------- -------------------- ----------------------
                3/31/01              0.4062                0.0781
          -------------------- -------------------- ----------------------
               12/31/00              0.3125                0.0625
          -------------------- -------------------- ----------------------
                9/30/00              0.4062                0.1875
          -------------------- -------------------- ----------------------
                6/30/00              0.6875                0.2500
          -------------------- -------------------- ----------------------
                3/31/00              1.0000                0.4688
          -------------------- -------------------- ----------------------
               12/31/99              0.9375                0.4688
          -------------------- -------------------- ----------------------
                9/30/99              1.2656                0.7188
          -------------------- -------------------- ----------------------

           (1)  Through September 24, 2001.

         As of September 24, 2001 we have approximately 2100 current holders of record of our common stock.

         We have paid no dividends in the past two fiscal years, and are unlikely to do so in the foreseeable future.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                          FOR SECURITIES ACT LIABILITY

Indemnification of Directors and Officers

         Sections 7-109-102 and 7-109-107 of the Colorado Business Corporation Law and Article 13 of our Amended and Restated Articles of Incorporation provide for indemnification of our Directors and officers in a variety of circumstances, which may include liabilities under the Act. Article 13 provides that unless otherwise determined by our Board of Directors that the actions in question violate the provisions of Article 13, we shall indemnify to the full extent permitted by the laws of Colorado as from time to time in effect, the persons described in Sections 7-109-102 and 7-109-107 of the Colorado law.

Commission Position on Indemnification For Securities Act Liability

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing positions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE


         On July 9, 2001 the Board of Directors of the Registrant approved the engagement of BKD, LLP ("BKD") as the Registrant's principal accountant to replace Jackson & Rhodes P.C. ("Jackson & Rhodes"), the previous accountant. The Board approved the engagement of BKD because it had the resources needed to serve the Registrant as its business grows.

         Jackson & Rhodes' report on the Registrant's financial statements for each of the last two years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

         During the Registrant's two most recent fiscal years and the subsequent interim periods preceding the replacement of Jackson & Rhodes, there were no disagreements with Jackson & Rhodes on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Jackson & Rhodes, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its report.

         Jackson & Rhodes did not advise the Registrant during the Registrant's two most recent fiscal years or during the subsequent interim periods preceding Jackson & Rhodes replacement:

                    (a) that the internal controls necessary for the Registrant to develop reliable financial statements did not exist;

                    (b) that information had come to its attention that had led it to no longer be able to rely on management's representations, or that had made it unwilling to be associated with the financial statements prepared by management;

                    (c) (i) of the need to expand significantly the scope of its audit, or that information had come to its attention during the two most recent fiscal years or any subsequent interim period that if further investigated might (A) materially have impacted the fairness or reliability of either: a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report or (B) have caused it to be unwilling to rely on management's representations or be associated with the Registrant's financial statements; or (ii) that due to its dismissal, or for any other reason, it did not so expand the scope of its audit or conduct such further investigation; or

                    (d) (i) that information had come to its attention that it had concluded materially impacts the fairness or reliability of either (A) a previously issued audit report or the underlying financial statements, or
                             (B) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report; or (ii) due to its dismissal, or for any other reason, the issue has not been resolved to its satisfaction prior to its dismissal.

         Jackson & Rhodes was authorized by the Registrant to respond fully to inquiries of BKD.

         Except such advice as has been provided by BKD in connection with auditing services related to the preparation of historical financials for the Registrant's recently acquired subsidiary and accounting services related to the preparation of certain pro forma financial information, during the two most recent fiscal years and during the interim period prior to engaging BKD, neither the Registrant nor anyone on its behalf consulted BKD regarding either: (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Registrant's financial statements, and neither a written report nor oral advice was provided to the Registrant that BKD concluded was an important factor considered by the Registrant in reaching a decision as to an accounting, auditing or financial reporting issue; or (b) any matter that was the subject of either a disagreement or any other event described above.

                         Independent Accountants' Report


 The Board of Directors
 Worldwide PetroMoly, Inc. d/b/a Small Town Radio
 Alpharetta, Georgia


We have audited the accompanying consolidated balance sheet of Worldwide PetroMoly, Inc. d/b/a Small Town Radio as of June 30, 2001 and 2000, and the related statements of operations, stockholders' deficit, and cash flows for the year ended June 30, 2001 and period from inception to June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Worldwide PetroMoly, Inc. d/b/a Small Town Radio as of June 30, 2001 and 2000, and the results of their operations and their cash flows for the year ended June 30, 2001 and period from inception to June 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the consolidated financial statements, the Company's continuance is dependent on its ability to raise capital. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


\s\ BKD, LLP

Indianapolis, Indiana
July 25, 2001

                WORLDWIDE PETROMOLY, INC. D/B/A SMALL TOWN RADIO
                      Consolidated Statement of Operations


                                                                                 Period From
                                                               Year Ended        Inception to
                                                                June 30,           June 30,
                                                                  2001               2000
-------------------------------------------------------------------------------------------------

Net Sales                                                       $        0        $         0
                                                          ---------------------------------------

Operating Expenses
   Organizational and start-up expenses                            899,415             49,971
   Professional fees                                                10,000
   Rent                                                              3,369
   Director compensation                                             6,193
   Depreciation                                                        105
   Other                                                             2,473
                                                          ---------------------------------------
                                                                   921,555             49,971
                                                          ---------------------------------------

Operating Loss                                                    (921,555)           (49,971)

Other Expense--interest                                             (1,269)
                                                          ---------------------------------------

Loss Before Income Taxes                                          (922,824)           (49,971)

Income Tax Benefit                                                       0                  0
                                                          ---------------------------------------

Net Loss                                                         $(922,824)          $(49,971)
                                                          =======================================

Basis Earnings Per Share                                         $    (.01)                $0

Weighted-Average Shares Outstanding                             69,844,439         51,733,930


                See notes to consolidated financial statements.

                WORLDWIDE PETROMOLY, INC. D/B/A SMALL TOWN RADIO
                           Consolidated Balance Sheet


June 30                                                                           2001            2000
-------------------------------------------------------------------------------------------------------------

                                        Assets
Current Assets
   Cash                                                                          $  3,396
   Deposit                                                                          2,076
                                                                        -------------------------------------
         Total current assets                                                       5,472


Property and Equipment, net                                                         1,791

Other                                                                              10,000
                                                                        -------------------------------------

                                                                                  $17,263               $0
                                                                        =====================================

                        Liabilities and Stockholders' Deficit
Current Liabilities
   Notes payable--stockholders                                                   $ 67,500
   Accounts payable                                                               575,802          $49,971
   Accounts payable--stockholders                                                 330,000
   Accrued expenses                                                                 1,269
                                                                        -------------------------------------
         Total current liabilities                                                974,571           49,971
                                                                        -------------------------------------

Commitments and Contingencies

Stockholders' Deficit
   Preferred stock, no stated value
     Authorized--10,000,000 shares
     Issued and outstanding--none
   Common stock, no par value
     Authorized--800,000,000 shares
     Issued and outstanding--157,726,675 and 51,733,930 shares                 12,383,424
   Additional paid-in capital                                                 (12,367,937)
   Deficit accumulated during the development stage                              (972,795)         (49,971)
                                                                        -------------------------------------
                                                                                 (957,308)         (49,971)
                                                                        -------------------------------------

                                                                                  $17,263       $        0
                                                                        =====================================


                See notes to consolidated financial statements.

                WORLDWIDE PETROMOLY, INC. D/B/A SMALL TOWN RADIO
                 Consolidated Statement of Stockholders' Deficit


                                                                                               Deficit
                                                                                             Accumulated
                                          Number                           Additional        During the
                                            of             Common           Paid-in          Development
                                          Shares           Stock            Capital             Stage             Total
------------------------------------------------------------------------------------------------------------------------------

Balances, April 1, 2000
   Net loss                                                                                   $  (49,971)       $  (49,971)
   Issuance of common stock               51,733,930
                                     -----------------------------------------------------------------------------------------

Balances, June 30, 2000                   51,733,930                                             (49,971)          (49,971)
   Net loss                                                                                     (922,824)         (922,824)
   Issuance of common stock--no
     consideration                        85,044,986
   Issuance of common stock--non-cash
     consideration                        20,397,760  $        6,787                                                 6,787
   Equity adjustment resulting from
     reverse acquisition                                  12,376,637       $(12,376,637)
   Stockholder contribution                                                       8,700                              8,700
                                     -----------------------------------------------------------------------------------------

Balances, June 30, 2001                  157,176,676     $12,383,424       $(12,367,937)       $(972,795)        $(957,308)
                                     =========================================================================================


                See notes to consolidated financial statements.

                WORLDWIDE PETROMOLY, INC. D/B/A SMALL TOWN RADIO
                      Consolidated Statement of Cash Flows


                                                                                                             Period From
                                                                                           Year Ended       Inception to
                                                                                            June 30,          June 30,
                                                                                              2001              2000
----------------------------------------------------------------------------------------------------------------------------

Operating Activities
   Net loss                                                                                  $(922,824)         $(49,971)
   Adjustments to reconcile net loss to net cash
    used by operating activities
     Depreciation                                                                                  105
     Stock issued for director and professional fees                                             6,787
     Changes in assets and liabilities
       Deposit                                                                                  (2,076)
       Other asset                                                                             (10,000)
       Accounts payable                                                                        525,831            49,971
       Accounts payable--stockholders                                                          330,000
       Accrued expenses                                                                          1,269
                                                                                      --------------------------------------
         Net cash used by operating activities                                                 (70,908)
                                                                                      --------------------------------------

Investing Activity--purchase of property and equipment                                          (1,896)
                                                                                      --------------------------------------

Financing Activities
   Net increase in notes payable--stockholders                                                  67,500
   Stockholder contribution                                                                      8,700
                                                                                      --------------------------------------
         Net cash provided by financing activities                                              76,200
                                                                                      --------------------------------------

Net Increase in Cash                                                                             3,396

Cash, Beginning of Period                                                                            0                 0
                                                                                      --------------------------------------

Cash, End of Period                                                                          $   3,396        $        0
                                                                                      ======================================


                See notes to consolidated financial statements.

                WORLDWIDE PETROMOLY, INC. D/B/A SMALL TOWN RADIO
                   Notes to Consolidated Financial Statements


(1)    Nature of Operations and Summary of Significant Accounting Policies

NATURE OF OPERATIONS
Worldwide PetroMoly, Inc. d/b/a Small Town Radio (Company) is a development stage enterprise. The Company is currently focused on securing financing to allow it to enter the broadcasting industry through a series of radio station acquisitions.

The Company's target markets are generally smaller, less populated areas near, but not in, mid-sized and larger markets. The Company intends to initially acquire stations in rural sections of South Georgia, and then expand into additional, geographically contiguous markets in the Southeast. Acquisition of the target stations will be dependent upon approval of the Federal Communications Commission (FCC).

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVERSE ACQUISITION AND DISPOSITION
On June 1, 2001, Worldwide PetroMoly, Inc. (PetroMoly) acquired Small Town Radio, Inc., a development stage enterprise, through the issuance of 118,467,860 unregistered shares of PetroMoly common stock to Small Town Radio's stockholders. For financial reporting purposes, the transaction constitutes a reverse acquisition due to the former Small Town Radio stockholders owning approximately 75% of the outstanding stock of the combined entity immediately following the transaction. The purchase method of accounting was utilized to record the transaction resulting in marking the assets and liabilities of PetroMoly, the acquired entity for reporting purposes, to their fair values through an allocation of the purchase price. Any excess of purchase price remaining after the allocation of the purchase price to the assets and liabilities is recorded as goodwill and amortized over a period of time.

In addition, the purchase method of accounting requires that operations of the acquired entity for reporting purposes (PetroMoly) only be reflected in the statement of operations subsequent to the date of the acquisition. For this reason, the historical statement of operations only reflects Small Town Radio, Inc.'s operations for the short period ended June 30, 2000. The year ended June 30, 2001 reflects the operations of only Small Town Radio, Inc. to the date of acquisition and the consolidated Company's operations thereafter.

On June 7, 2001, PetroMoly sold its interest in Worldwide PetroMoly, Corp., a wholly owned subsidiary to Gilbert Gertner, a stockholder and previous chairman of the board of PetroMoly. Prior to its disposition, Worldwide PetroMoly, Corp. was PetroMoly's only operating subsidiary and represented 100% of the assets, liabilities and operations of the consolidated entity. No gain or loss resulted from the sale of the subsidiary, as the sale price at June 7, 2001 was utilized in marking its assets and liabilities to fair value at June 1, 2001 under the purchase method of accounting.

A provision in the sale agreement entitles PetroMoly to a portion of any operating profits and net proceeds from sale of Worldwide PetroMoly Corp. if either transpires prior to December 7, 2002.

WORLDWIDE PETROMOLY, INC. D/B/A SMALL TOWN RADIO
Notes to Consolidated Financial Statements


PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the operations of Worldwide PetroMoly, Inc. d/b/a Small Town Radio and its wholly-owned subsidiary, Small Town Radio, Inc. They also include the accounts of Worldwide PetroMoly, Corp. for the period from June 1, 2001 to June 7, 2001.

ORGANIZATIONAL AND START-UP EXPENSES
The Company has expensed all organizational and start-up expenses.

PROPERTY AND EQUIPMENT
Property and equipment are carried at cost. Depreciation is computed using the straight-line method. Property and equipment at June 30, 2001 consists of computer equipment and is being depreciated over three years.

EARNINGS PER SHARE
Earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Diluted earnings per share have not been presented due to the Company incurring a loss from continuing operations.

NON-CASH CONSIDERATION
The Company issued 20,397,760 shares of common stock to directors and third parties for services provided. The dollar amounts assigned these transactions were based on the fair value of the services rendered.


(2)    Property and Equipment

Property and equipment consist of the following:

June 30                                                                                      2001
-------------------------------------------------------------------------------------------------------

Equipment                                                                                    $1,896
Accumulated depreciation                                                                       (105)
                                                                                        ---------------

                                                                                             $1,791
                                                                                        ===============


(3)     Income Tax

Income tax expense consists of the following:

                                                                                        Period From
                                                                      Year Ended       Inception to
                                                                       June 30,          June 30,
                                                                         2001              2000
-------------------------------------------------------------------------------------------------------

Reconciliation of federal statutory to actual tax expense
   Federal statutory income tax at 34%                                  $(313,760)         $(16,990)
   Change in valuation allowance                                          313,760            16,990
                                                                 --------------------------------------

         Actual tax expense                                             $       0       $         0
                                                                 ======================================

WORLDWIDE PETROMOLY, INC. D/B/A SMALL TOWN RADIO
Notes to Consolidated Financial Statements


The components of the deferred tax asset is as follows:

June 30                                                             2001            2000
-----------------------------------------------------------------------------------------------

Asset
   Organizational and start-up expenses                             $322,791         $16,990
   Net operating loss carryforward                                     7,959
   Valuation allowance                                              (330,750)        (16,990)
                                                             ----------------------------------

                                                                  $        0      $        0
                                                             ==================================

The valuation allowance at June 30, 2001 is $330,750 and was increased by $313,760. During the current year, the increase in the valuation allowance was due to additional losses incurred by a development stage enterprise.

At June 30, 2001, the Company had a net operating loss carryforward for tax purposes of $23,409. This loss carryforward expires in the year 2016.


(4)      Stock Options

The Company maintains an incentive stock option plan which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees.

No options were granted after the acquisition date (June 1, 2001) and therefore no compensation cost has been recognized in the accompanying financial statements.

The following is a summary of the status of the Company's stock option plan.

Year Ended June 30                                                                  2001
----------------------------------------------------------------------------------------------------------

                                                                                           Weighted-
                                                                                            Average
                                         Options                          Shares        Exercise Price
----------------------------------------------------------------------------------------------------------

Outstanding, beginning of year                                                   0
Options transferred as a result of the reverse acquisition                 733,000            $.37
                                                                    -------------------

Outstanding, end of year                                                   733,000
                                                                    ===================

WORLDWIDE PETROMOLY, INC. D/B/A SMALL TOWN RADIO
Notes to Consolidated Financial Statements


At June 30, 2001, the 733,000 options outstanding have exercise prices ranging from $.06 to $1.00 and a weighted-average remaining contractual life of two years.

The following summarizes the outstanding options at June 30, 2001.


                                                             Exercise               Expiration
                             Number of Options                 Price                   Date
------------------------------------------------------------------------------------------------------

                                     10,000                     $.13                1/01/2002
                                    110,000                      .25                1/01/2002
                                     15,000                      .50                1/01/2002
                                     60,000                     1.00                1/01/2002
                                    100,000                     1.00                9/15/2002
                                     20,000                      .13                1/01/2003
                                    160,000                      .25                1/01/2003
                                      5,000                      .50                1/01/2003
                                     13,000                     1.00                1/01/2003
                                     50,000                      .09               12/06/2003
                                    150,000                      .06                1/02/2004
                                     35,000                      .09                1/02/2004
                                      5,000                      .13                1/03/2004


(5)     Related Party Transactions

At June 30, 2001, the Company had outstanding notes payable to certain stockholders of $67,500. These notes are unsecured, payable upon demand, and bear interest at 12%. At June 30, 2001, interest was current on these obligations. Management believes the fair value of this and all of the Company's financial instruments approximate book values at June 30, 2001.

At June 30, 2001, the Company had outstanding accounts payable to stockholders of $330,000 for consulting services provided. This entire amount is included in organizational and start-up expenses for the year ended June 30, 2001.

WORLDWIDE PETROMOLY, INC. D/B/A SMALL TOWN RADIO
Notes to Consolidated Financial Statements


(6)      Financial Condition and Going Concern

The Company's continuance is dependent on raising capital. The Company is confident that the necessary capital will be raised and has entered into discussions to do so with certain individuals. However, as of the date of these consolidated financial statements, no formal agreements exist.

The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to secure the necessary capital and continue as a going concern.


(7)      Subsequent Event

At June 30, 2001, the Company had a consulting agreement with a third party that called for monthly payments of $40,000 until May 2002. In July 2001, the Company issued 1,200,000 restricted common shares as payment in full for services through September 2001, at which point the consulting agreement terminates.

The Company also had a consulting agreement with a stockholder requiring monthly payments of $16,000 until June 2002. In July 2001, the parties amended the agreement to provide for a termination date of July 31, 2001 and a termination fee of $16,000.

                          BACK COVER OF THE PROSPECTUS

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Indemnification of Directors and Officers

         Sections 7-109-102 and 7-109-107 of the Colorado Law ("Colorado Law") and Article 13 of our Amended and Restated Articles of Incorporation provide for indemnification of our Directors and officers in a variety of circumstances, which may include liabilities under the Act. Article 13 provides that unless otherwise determined by our Board of Directors that the actions in question violate the provisions of the Article, we shall indemnify to the full extent permitted by the laws of Colorado as from time to time in effect, the persons described in Sections 7-109-of Colorado Law.

         The general effect of the provisions in our Amended and Restated Articles of Incorporation and Colorado Law is to provide that we shall indemnify our Directors and officers against all liabilities and expenses actually and reasonably incurred in connection with the defense or settlement of any judicial or administrative proceedings in which they have become involved by reason of their status as corporate Directors or officers, if they acted in good faith and in the reasonable belief that their conduct was neither unlawful (in the case of criminal proceedings) nor inconsistent with our best interests, nor derived any improper personal benefits. With respect to legal proceedings by or in the right of the company in which a director or officer is adjudged liable for improper performance of his duty to the company or another enterprise which such person served in a similar capacity at the request of the company, indemnification is limited by such provisions to that amount which is permitted by the court.

         We intend to maintain officers' and Directors' liability insurance which will insure against liabilities that our officers and Directors may incur in such capacities.


Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the Common Stock being registered, all of which will be paid by the Registrant. All amounts are estimates.

Registration fee..........................................    $  5,000
Legal fees and expenses...................................    $100,000
Accounting fees and expenses..............................      80,000
Transfer agent and registrar fees.........................      40,000
Printing and engraving expenses...........................      80,000
Miscellaneous expenses....................................      10,000
                                                             ---------
          Total...........................................     315,000


Recent Sales of Unregistered Securities

         During the three years immediately preceding the date of the filing of this registration statement, we made the following sales of securities were made that were not registered under the Act:

         On January 12, 1999 the we issued 25,000 shares of our common stock to Elizabeth Barasch, valued at $.56 per share, in lieu of compensation for sales work. Such issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On January 21, 1999 we issued 100,000 shares of our common stock, at $.50 per share, to John W. Larkin, in a private placement of the shares for which we received $50,000. We also issued 100,000 shares to Benjamin Barnes, valued at $.63 per share, for consulting services. We also issued 10,000 shares to Barry Silverman, valued at $.63 per share, for services associated with an advertising campaign. Such issuances were pursuant to the exemption provided in
Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On February 9, 1999 we issued 166,667 shares of our common stock, at $.50 per share, to Steve Wadley, in a private placement of the shares for which we received $83,333. We also issued 166,667 shares to Jeff Goldstein, in a private placement of the shares at $.50 per share, for which we received $83,333. We also issued 166,666 shares to Gregory Greenstein, in a private placement of the shares at $.50 per share, for which we received $83,333. Such issuances were pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On February 12, 1999 we issued 125,000 shares of our common stock to Jeffrey Newport, valued at $2.00 per share, for consulting services. Such issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On February 26, 1999 we issued 10,000 shares of our common stock to William Compton, in a private placement of the shares at $1.00 per share, for which we received $10,000. We also issued 10,000 shares to Dale F. Rabinowitz, in a private placement of the shares at $1.00 per share, for which we received $10,000. Such issuances were pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On March 1, 1999 we issued 850,000 shares of our common stock to Team Pelfrey, LLC valued at $1.94 per share, for a racing team sponsorship and advertising program. We also issued 150,000 shares to RPM Indy, LLC, valued at $1.94 per share, for brokering the Team Pelfrey sponsorship. Such issuances were pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On July 29, 1999 we issued 75,000 shares of our common stock to Barry Silverman, valued at $1.00 per share, in lieu of compensation for consulting services. Such issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On September 15, 1999 we issued 10,000 shares of our common stock to William Compton, in a private placement of the shares at $1.00 per share, for which we received $10,000. We also issued 10,000 shares to Dale F. Rabinowitz, in a private placement of the shares at $1.00 per share, for which we received $10,000. We also issued 30,000 shares to Tim Neff, valued at $1.01 per share, for services. Such issuances were pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On November 22, 1999 we issued 250,000 shares of our common stock to International Equities Group, valued at $.75 per share, for investor relations services. Such issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On January 6, 2000 we issued 200,000 shares of our common stock to Valerie Donnell, valued at $.53 per share, in lieu of compensation. We also issued 500,000 shares to Lance J. Rosmarin, valued at $.53 per share, in lieu of compensation. Such issuances were pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On May 14, 2000 we issued 20,000 shares of our common stock to Jacques Lazier, valued at $.43 per share, in lieu of compensation for advertising and promotional services. We also issued 33,235 shares to RPM Indy LLC, valued at $.43 per share, for services rendered. We also issued 75,000 shares to Pagan-Lewis Motors, Inc., valued at $.43 per share, for a racing team sponsorship and advertising. We also issued 110,000 shares to Stuart LLC, in a private placement of the shares at $.43 per share, for which we received $47,300. Such issuances were pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On June 8, 2000 we issued 100,000 shares of our common stock to Truscelli Racing Team, LLC, valued at $.35 per share, for a racing team sponsorship and advertising. We also issued 7,500 shares to Greg Paull, valued at $.35 per share, for services. We also issued 10,000 shares to RPM Indy LLC, valued at $.35 per share, for services rendered. We also issued 125,000 shares to Stuart LLC, in a private placement of the shares at $.35 per share, for which we received $43,750. Such issuances were pursuant to the exemption provided in
Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On August 22, 2000 we issued 85,000 shares of our common stock to Cahill Racing, valued at $.28 per share, for a racing team sponsorship and advertising. We also issued 15,000 shares to RPM Indy, LLC, valued at $.28 per share, for brokering the Cahill Racing relationship. We also issued 400,000 shares to Mid-America Motor Sports, valued at $.28 per share, for a racing team sponsorship and advertising. We also issued 60,000 shares to RPM Indy, LLC, valued at $.28 per share, for brokering the Mid-America Motor Sports relationship. Such issuances were pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On August 23, 2000 we issued 550,000 shares of our common stock to Stuart LLC, in a private placement of the shares at $.25 per share, for which we received $137,500. Such issuance was pursuant to the exemption provided in
Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On August 24, 2000 we issued 200,000 shares of our common stock to Gilbert Gertner, valued at $.24 per share, for reimbursement of expenditures on our behalf. We also issued 200,000 shares to Lance J. Rosmarin, valued at $.24 per share, for reimbursement of expenditures made on our behalf. We also issued 200,000 shares to Richmond Securities Ltd., valued at $.24 per share, for reimbursement of expenditures made on our behalf. Such issuances were pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On September 26, 2000 we issued 125,000 shares of our common stock to Empire Multimedia Marketing, Inc., valued at $.25 per share, for services in producing an infomercial. We also issued 125,000 shares to International Energy Consultants, valued at $.25 per share, for services in producing an infomercial. Such issuances were pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On October 22, 2000 we issued 50,000 shares of our common stock to Jacques Lazier, valued at $.23 per share, for services rendered. We also issued 50,000 shares to Robby Unser, valued at $.23 per share, for services rendered. Such issuances were pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On June 1, 2001, in connection with the merger of Small Town Radio, Inc. into our subsidiary, PetroMerger, Inc., we issued 118,467,860 shares of our common stock to the holders of shares of Small Town Radio, Inc.'s common stock. Such issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On June 7, 2001 we issued 13,000,000 shares of our common stock to Gilbert Gertner, in consideration of the cancellation of a debt owed to Mr. Gertner in the amount of $1,560,000. Such issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On August 3, 2001 we issued 500,000 shares of our common stock to John
F. McMullan, in consideration of a $50,000 loan made by Mr. McMullan to us. Such issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         On August 15, 2001 we issued 1,200,000 shares of our common stock to Numark Capital Corp., valued at $.12 per share, for investor relations services. Such issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

Exhibits

EXHIBIT NO.              EXHIBIT

1.1 Private Equity Line of Credit Agreement by and among Grenville Financial, Ltd. and Worldwide PetroMoly, Inc., dated as of September 25, 2001.
2.1 Agreement and Plan of Merger between and among Small Town Radio, Inc., Worldwide PetroMoly, Inc., Petro Merger, Inc., Gilbert Gertner and certain individual shareholders of Small Town Radio, Inc., as amended and restated, dated April 30, 2001 (originally filed as Exhibit 2.1 to the Company's Current Report on Form 8-K dated March 27, 2001, then filed, as amended and restated, as
               Exhibit 2.2 to the Company's Current Report on Form 8-K dated May 7, 2001, both of which are incorporated herein by reference).
3.1            Articles of Incorporation of the Company.
3.2            Bylaws of the Company.
4.1 The description of the Company's common stock is incorporated herein by reference to the description thereof contained in the Company's Registration Statement on Form 10-SB, filed on August 11, 1994 and amended on October 18, 1994, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (File No. 0-24682).
4.2 Worldwide PetroMoly, Inc. Stock Incentive Plan, as adopted on August 8, 2001 (filed with the Company's Registration Statement on Form S-8 (File No. 333-67404) and incorporated herein by reference).
5.1 Legal Opinion of Krys, Boyle, Freedman & Sawyer, P.C. as to the validity of the securities being registered.
10.1.1 Consulting Agreement by and between the Company and Porter Lane Investments, Inc. ("Porter Lane"), dated as of March 13, 2000.
10.1.2 First Amended Consulting Agreement by and between the Company and Porter Lane, dated as of April 16, 2001.
10.1.3 First Amendment to First Amended Consulting Agreement with Porter Lane, dated July 31, 2001.
10.1.4 Letter Agreement relating to termination of Consulting Agreement with Porter Lane, dated August 10, 2001.
10.2 Agreement of Lease between the Company and HQ Global Workplaces, Inc. dated April 9, 2001.
10.3 Letter Agreement by and between the Company and Lgk Media Staffing Network, Inc., dated April 17, 2001.
10.4 Studio Design Agreement between the Company and Harris Corporation, dated April 20, 2001.
10.5 Consulting Agreement between the Company and NuMark Corporation, dated July 18, 2001.
10.6 Stock Purchase Agreement by and between the Company and Gilbert Gertner, dated June 7, 2001 (filed with the Company's Current Report on Form 8-K filed June 15, 2001 and incorporated herein by reference).
10.7 Letter Agreement between the Company and Atlas Capital Services, Inc. for business development services, dated June 20, 2001.
10.8 Letter Agreement between the Company and Pacific Resource Group, Inc. for business development services, dated June 21, 2001.
10.9 Agreement by and between the Company and ceoHeadlines, Inc., dated as of August 13, 2001.
10.10 Purchase and Sale Agreement by and between the Company and Merchants Broadcasting Systems of Southwest Georgia, dated as of August 16, 2001.

10.11          Consulting Agreement by and between the Company and Richard P.
               Smyth, dated as of September 10, 2001.
10.12          Demand Note issued by Small Town Radio, Inc. to Bolling
               Investments, LLC with respect to a $5,000 loan, dated February
               12, 2001.
10.13          Demand Note issued by Small Town Radio, Inc. to Wayne Shortridge with respect to a $25,000 loan, dated March 26, 2001.
10.14          Demand Note issued by the Company to Wayne Shortridge with respect to a $25,000 loan, dated June 4, 2001.
10.15          Demand Note issued by the Company to Bolling Investments, LLC with respect to a $12,500 loan, dated June 29, 2001.
10.17          Demand Note issued by the Company to John F. McMullan with respect to a $50,000 loan, dated August 3, 2001.
10.18          Letter of Intent between the Company and Media Services Group,
               Inc. to enter into an asset purchase agreement with Fall Line
               Media, Inc., dated August 7, 2001.
10.19          Letter of Intent between the Company and Greenwood Communications
               Corporation to purchase certain assets, dated August 13, 2001.
10.20          Letter Agreement between the Company and Kempff Communications
               Company for payment of brokerage commissions, dated August 13,
               2001.
10.21          Employment Agreement by and between the Company and Donald L.
               Boyd, dated as of July 30, 2001.
10.22          Employment Agreement by and between the Company and Robert S.
               Vail, dated as of August 1, 2001.
16             Letter to Company from Jackson & Rhodes, P.C. dated July 10, 2001
               (filed as Exhibit 16.1 to the Company's Current Report on Form
               8-K dated July 13, 2001 and incorporated herein by reference).
21             List of Subsidiaries.
23.1           Consent of BKD, LLP.
23.2           Consent of Krys, Boyle, Freedman & Sawyer, P.C. (incorporated by reference to Exhibit 5.1 herein).


Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is Corporate Stock Transfer Corporation, 3200 Cherry Creek Dr. S., Suite 430, Denver, Colorado, 80209. Its telephone number for such purposes is (303) 282-4800.

Additional Information

         In addition, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from the Commission's website at http://www.sec.gov.

Undertakings

(a)      We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing positions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than by payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the mater has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on September 25, 2001.

                                 WORLDWIDE PETROMOLY, INC.



                                 By:    /s/ Robert S. Vail
                                     ----------------------------------------
                                          Robert S. Vail
                                          Chairman and Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                           Title                   Date
---------                           -----                   ----

/s/ Norton Cooper                   Director                September 25, 2001
-------------------------
Norton Cooper

/s/ William Fleming                 Director                September 25, 2001
-------------------------
William Fleming

/s/ Lauren Kahn                     Director                September 25, 2001
-------------------------
Lauren Kahn

/s/ John McMullan                   Director                September 25, 2001
-------------------------
John McMullan

/s/  Lance Rosmarin                 Director                September 25, 2001
-------------------------
Lance Rosmarin

/s/ William Ross                    Director                September 25, 2001
-------------------------
William Ross

/s/ Robert S. Vail                  Director                September 25, 2001
-------------------------
Robert S. Vail

                                  EXHIBIT INDEX

EXHIBIT NO.              EXHIBIT

1.1 Private Equity Line of Credit Agreement by and among Grenville Financial, Ltd. and Worldwide PetroMoly, Inc., dated as of September 25, 2001.

3.1            Articles of Incorporation of the Company.

3.2            Bylaws of the Company.

5.1 Legal Opinion of Krys, Boyle, Freedman & Sawyer, P.C. as to the validity of the securities being registered.

10.1.1 Consulting Agreement by and between the Company and Porter Lane Investments, Inc. ("Porter Lane"), dated as of March 13, 2000.

10.1.2 First Amended Consulting Agreement by and between the Company and Porter Lane, dated as of April 16, 2001.

10.1.3 First Amendment to First Amended Consulting Agreement with Porter Lane, dated July 31, 2001.

10.1.4 Letter Agreement relating to termination of Consulting Agreement with Porter Lane, dated August 10, 2001.

10.2 Agreement of Lease between the Company and HQ Global Workplaces, Inc. dated April 9, 2001.

10.3 Letter Agreement by and between the Company and Lgk Media Staffing Network, Inc., dated April 17, 2001.

10.4 Studio Design Agreement between the Company and Harris Corporation, dated April 20, 2001.

10.5 Consulting Agreement between the Company and NuMark Corporation, dated July 18, 2001.

10.7 Letter Agreement between the Company and Atlas Capital Services, Inc. for business development services, dated June 20, 2001.

10.8 Letter Agreement between the Company and Pacific Resource Group, Inc. for business development services, dated June 21, 2001.

10.9 Agreement by and between the Company and ceoHeadlines, Inc., dated as of August 13, 2001.

10.10 Purchase and Sale Agreement by and between the Company and Merchants Broadcasting Systems of Southwest Georgia, dated as of August 16, 2001.

10.11          Consulting Agreement by and between the Company and Richard P.
               Smyth, dated as of September 10, 2001.

10.12 Demand Note issued by Small Town Radio, Inc. to Bolling Investments, LLC with respect to a $5,000 loan, dated February 12, 2001.

10.13 Demand Note issued by Small Town Radio, Inc. to Wayne Shortridge with respect to a $25,000 loan, dated March 26, 2001.

10.14 Demand Note issued by the Company to Wayne Shortridge with respect to a $25,000 loan, dated June 4, 2001.

10.15 Demand Note issued by the Company to Bolling Investments, LLC with respect to a $12,500 loan, dated June 29, 2001.

10.17 Demand Note issued by the Company to John F. McMullan with respect to a $50,000 loan, dated August 3, 2001.

10.18 Letter of Intent between the Company and Media Services Group, Inc. to enter into an asset purchase agreement with Fall Line Media, Inc., dated August 7, 2001.

10.19 Letter of Intent between the Company and Greenwood Communications Corporation to purchase certain assets, dated August 13, 2001.

10.20 Letter Agreement between the Company and Kempff Communications Company for payment of brokerage commissions, dated August 13, 2001.

10.21          Employment Agreement by and between the Company and Donald L.
               Boyd, dated as of July 30, 2001.

10.22          Employment Agreement by and between the Company and Robert S.
               Vail, dated as of August 1, 2001.

21             List of Subsidiaries.

23.1           Consent of BKD, LLP.